EXHIBIT (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NOLAND COMPANY
at
$74.00 net per share
by
WINVEST INC.
a wholly-owned subsidiary of
PRIMUS INC. (dba WINWHOLESALE INC.)
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 16, 2005, UNLESS THE OFFER IS EXTENDED.

      THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT OF MERGER, DATED AS OF APRIL 11, 2005, BY AND AMONG PRIMUS INC., WINVEST INC. AND NOLAND COMPANY.

      THIS OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED (AND NOT WITHDRAWN) IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $10.00 PER SHARE, OF NOLAND COMPANY WHICH, WHEN ADDED TO THE SHARES OF COMMON STOCK OF NOLAND COMPANY, IF ANY, PREVIOUSLY ACQUIRED BY WINVEST INC., CONSTITUTES MORE THAN TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF NOLAND COMPANY CALCULATED ON A FULLY DILUTED BASIS AT THE TIME OF THE EXPIRATION OF THE OFFER AND (B) THE EXPIRATION OR TERMINATION, PRIOR TO THE EXPIRATION OF THIS OFFER, OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE “INTRODUCTION” AND SECTION 1, “TERMS OF THE OFFER; EXPIRATION DATE,” AND SECTION 13, “CONDITIONS TO THE OFFER” HEREOF.
      EACH OF THE SPECIAL COMMITTEE OF THE NOLAND COMPANY BOARD OF DIRECTORS COMPRISED OF THREE INDEPENDENT DIRECTORS (THE “SPECIAL COMMITTEE”) AND THE NOLAND COMPANY BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, NOLAND COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, EACH OF THE SPECIAL COMMITTEE AND THE NOLAND COMPANY BOARD OF DIRECTORS RECOMMENDS ACCEPTANCE OF THE OFFER.

IMPORTANT
      If you desire to tender all or any portion of your shares of Noland Company common stock, you should either (a) complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile copy) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a manually signed facsimile copy) and any other required documents to JPMorgan Trust Company, N.A., our Depositary, and either deliver the certificates representing your tendered shares of Noland Company common stock along with the Letter of Transmittal to the Depositary or tender your shares of Noland Company common stock pursuant to the procedures for book-entry transfer set forth in Section 3, “Procedures for Accepting the Offer and Tendering Shares,” of this Offer to Purchase or (b) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares of Noland Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your shares of Noland Company common stock.
      If you desire to tender shares of Noland Company common stock, and certificates evidencing your shares of Noland Company common stock are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or if you cannot deliver all required documents to our Depositary, in each case, prior to the expiration of our offer, you may tender your shares of Noland Company common stock by following the procedures for guaranteed delivery set forth in Section 3, “Procedures for Accepting the Offer and Tendering Shares,” of this Offer to Purchase.
      Questions and requests for assistance may be directed to Morrow & Co., Inc., the Information Agent, or to William Blair & Company, L.L.C., the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks and trust companies.

222 West Adams Street
Chicago, Illinois 60606
Attn: John F. Bahr
Call Toll-Free: 800-621-0687
April 19, 2005

SUMMARY TERM SHEET
      This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, and the information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. We urge you to read carefully the entire Offer to Purchase and related Letter of Transmittal before making any decision regarding whether to tender your shares.

•	Winvest Inc. (“Winvest”), a wholly-owned subsidiary of WinWholesale Inc. (incorporated in Delaware as Primus Inc., but doing business as WinWholesale Inc.) (“WinWholesale”), is proposing to acquire all issued and outstanding shares of common stock, $10.00 par value per share (the “Shares”), of Noland Company at a price of $74.00 per Share, net to the seller in cash, without interest thereon (the “Offer Price”). The Offer Price represents a premium of approximately 52% over the April 11, 2005 closing price of $48.58 per Share as quoted on The Nasdaq SmallCap Market. See Section 1, “Terms of the Offer; Expiration Date,” of this Offer to Purchase.

•	If the offer is completed, WinWholesale intends to cause Winvest to merge with and into Noland Company and as a result:

•	WinWholesale will own all of the equity interest in Noland Company;

•	You will no longer have any interest in Noland Company’s assets or future earnings or growth;

•	Noland Company will no longer be a public company; and

•	Noland Company common stock will no longer trade on The Nasdaq SmallCap Market. See Section 12, “Purpose and Structure of the Offer; Merger Agreement; Plans for Noland Company After the Offer and the Merger,” of this Offer to Purchase.

•	Each of the special committee of the Noland Company board of directors comprised of three independent directors (the “Special Committee”) and the Noland Company board of directors has unanimously approved the offer and determined that the terms of the offer and the merger, taken together, are fair to, and in the best interests of, Noland Company and its shareholders. Accordingly, each of the Special Committee and the Noland Company board of directors recommends acceptance of the offer. See “Introduction,” to this Offer to Purchase.
      The offer is conditioned on, among other things, (a) there being validly tendered (and not withdrawn) immediately prior to the expiration of the offer, that number of Shares which, when added to the Shares, if any, previously acquired by Winvest, constitutes more than two-thirds of the issued and outstanding Shares calculated on a fully diluted basis at the time of the expiration of the offer (the “Minimum Condition”) and (b) the expiration or termination, prior to the expiration of the offer, of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Condition”). Winvest will not waive the Minimum Condition or the HSR Condition. The offer is also subject to certain other conditions contained in this Offer to Purchase. See “Introduction” and Section 1, “Terms of the Offer; Expiration Date,” and Section 13, “Conditions to the Offer,” of this Offer to Purchase.
Who is offering to purchase my Shares?
      Winvest, a Virginia corporation formed by WinWholesale for the purpose of making the offer, is offering to purchase your Shares. Winvest is a wholly-owned subsidiary of WinWholesale (incorporated in Delaware as Primus Inc., but doing business as WinWholesale Inc.). Winvest was incorporated on March 31, 2005 under the laws of the Commonwealth of Virginia. Winvest has not engaged, and is not expected to engage, in any business other than in connection with its organization, the offer and the merger. Its principal executive offices and telephone number are the same as those of WinWholesale.
      WinWholesale, with more than 400 local wholesale companies located in 41 states, primarily in the Northeast, Midwest and West, is one of the nation’s largest wholesale distributors, with 2004 revenues of approximately $1.4 billion. WinWholesale’s principal executive offices are located at 3110 Kettering Boulevard, Dayton, Ohio 45439, and its telephone number is (937)531-6359. See Section 8, “Information Concerning WinWholesale and Winvest,” of this Offer to Purchase.
What are the classes and amounts of securities that Winvest is seeking to purchase, and at what price?
      Winvest is offering to purchase all issued and outstanding Shares at the Offer Price. See the “Introduction” and Section 1, “Terms of the Offer; Expiration Date,” of this Offer to Purchase.
What is the total amount of funds that WinWholesale will require to consummate the proposed transactions?
      Assuming that 3,384,718 Shares are purchased in the tender offer at a price of $74.00 per Share in cash, the aggregate purchase price will be $250,469,132. This amount excludes the fees and expenses WinWholesale and Winvest will have to pay in connection with the offer and the merger. See “Introduction” and Section 15, “Fees and Expenses,” of this Offer to Purchase.
Will I have to pay any fees or commissions?
      If you are the record owner of your Shares and you tender Shares to us in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, bank or other custodian, and that institution tenders your Shares on your behalf, your broker, bank or other custodian may charge you a fee for doing so. You should consult your broker, bank or other custodian to determine whether any charges will apply. See “Introduction” and Section 1, “Terms of the Offer; Expiration Date,” and Section 5, “Certain Information Concerning Noland Company,” of this Offer to Purchase.
Does Winvest have the financial resources to pay for the Shares?
      Yes. WinWholesale will assure that Winvest has the financial resources to fund the offer. WinWholesale will obtain the funds by drawing on a financing commitment provided by JPMorgan Chase Bank, N.A. See “Introduction” and Section 10, “Source and Amount of Funds; Financing of the Offer and the Merger,” of this Offer to Purchase.
Is Winvest’s financial condition relevant to my decision to tender in the Offer?
      No. We do not believe Winvest’s financial condition is relevant to your decision to tender in the offer because:

•	the offer is being made for all issued and outstanding Shares,

•	the form of payment consists solely of cash, and

•	the offer is not conditioned on an ability to obtain financing.
      If you tender pursuant to the offer and receive payment in full for your Shares, you will have no continuing equity interest in Noland Company. Additionally, Winvest was formed solely for the purpose of acquiring the Shares and there is no relevant historical financial information available with respect to Winvest.
What does the board of directors of Noland Company think of the offer?
      The offer is being made in connection with the Agreement of Merger, dated as of April 11, 2005, by and among Winvest, WinWholesale and Noland Company (the “Merger Agreement”). Each of the Special Committee and the Noland Company board of directors has unanimously approved the offer and determined that the terms of the offer and the merger, taken together, are fair to, and in the best interests of, Noland Company and its shareholders. Accordingly, each of the Special Committee and the Noland Company board of directors recommends acceptance of the offer. See “Introduction” to this Offer to Purchase.
How long do I have to decide whether to tender into the offer?
      Unless the offer is extended, you will have until 12:00 midnight, New York City time, on Monday, May 16, 2005, to tender your Shares in the offer. Furthermore, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1, “Terms of the Offer; Expiration Date” and Section 3, “Procedures for Tendering Shares,” of this Offer to Purchase. In addition, if we decide to provide a subsequent offering period as described below, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, bank or other custodian, they may require advance notification before the expiration date. See Section 1, “Terms of the Offer; Expiration Date,” and Section 4, “Withdrawal Rights,” to this Offer to Purchase.
Can the offer be extended and under what circumstances?
      Subject to the terms of the Merger Agreement and applicable law, Winvest may extend the period of time during which the offer remains open on one or more occasions. In the event any condition of the offer is not satisfied or waived before the expiration of the offer, Winvest has agreed in the Merger Agreement to extend the offer if Noland Company so requests. See Section 1, “Terms of the Offer; Expiration Date,” of this Offer to Purchase.
How will I be notified if the offer is extended?
      If we extend the offer, we will inform JPMorgan Trust Company, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m. New York City time, on the business day after the day on which the offer was previously scheduled to expire. See Section 1, “Terms of the Offer; Expiration Date,” of this Offer to Purchase.
Will there be a subsequent offering period?
      Following the satisfaction of all the conditions to the offer and the acceptance for payment of all the Shares tendered during the offering period, Winvest may elect to provide a subsequent offering period of at least three business days, during which time shareholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer Price. We are not permitted under federal securities laws to provide a subsequent offering period of more than twenty business days. See Section 1, “Terms of the Offer; Expiration Date,” of this Offer to Purchase and Section 4, “Withdrawal Rights,” of this Offer to Purchase.
What is the difference between an extension of the offer and a subsequent offering period?
      If the offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if there is one, however, would occur after Winvest has accepted, and become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. Shares that are properly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See Section 1, “Terms of the Offer; Expiration Date,” and Section 4, “Withdrawal Rights,” of this Offer to Purchase.
Why is Winvest making the offer?
      Winvest is making this offer so that it can acquire the entire outstanding equity interest in Noland Company. See Section 1, “Terms of the Offer; Expiration Date,” and Section 4, “Withdrawal Rights,” of this Offer to Purchase.
Will there be a merger following the closing of the offer?
      If we successfully complete our offer, Winvest intends to merge with and into Noland Company as soon as practicable thereafter. Consummation of the merger is subject to a number of conditions, including approval of the plan of merger by the shareholders of Noland Company if such approval is required under applicable law. If we accept for payment and pay for more than two-thirds of the issued and outstanding Shares, we will hold a sufficient number of Shares to consummate the merger without the affirmative vote of any other shareholder of Noland Company. If we accept for payment and pay for at least 90% of the issued and outstanding Shares, we will not be required to obtain shareholder approval to consummate the merger.
      If the merger is consummated, WinWholesale will directly own all the issued and outstanding Shares. In the merger, all issued and outstanding Shares that were not purchased in the offer (including each Share that: (i) was issued by Noland Company pursuant to the Noland Company Restricted Stock Plan or pursuant to the 1999 Outside

Directors Stock Plan, and (ii) is issued and outstanding as of the effective time of the merger, but excluding Shares owned by WinWholesale, Winvest or any of their respective affiliates), would be converted into the right to receive an amount in cash per Share equal to the price per Share paid pursuant to the offer, without interest thereon. Shareholders who tender their Shares in the offer will, if the offer is completed, receive the Offer Price in cash for their Shares sooner than shareholders who wait for the merger. See Section 9, “Dissenters’ Rights; Going Private Transactions,” of this Offer to Purchase. Noland Company will be the surviving entity in the merger, and the separate corporate existence of Winvest will cease.
If I decide not to tender, how will the offer affect my Shares?
      If you decide not to tender your Shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per Share as if you had tendered your Shares in the offer. In addition, if you decide not to tender your Shares in the offer and the merger does not occur, and we purchase all the tendered Shares, there may be so few remaining shareholders and publicly held Shares that the Shares will no longer be eligible to be quoted through The Nasdaq SmallCap Market or any other securities market, there may not be a public trading market for the Shares and Noland Company may cease making filings with the Securities and Exchange Commission (the “SEC”) or otherwise cease being required to comply with SEC rules and regulations relating to publicly held companies. Following the offer, it is also possible that the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 13, “Conditions to the Offer,” of this Offer to Purchase.
What are the most significant conditions to the offer?
      The offer is subject to several conditions and therefore we are not obligated to purchase any Shares unless:

•	there has been validly tendered and not properly withdrawn immediately prior to the expiration of the offer a number of Shares that constitutes more than two-thirds of the total number of issued and outstanding Shares on a fully diluted basis as of the time of the expiration of the offer; and

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated prior to the expiration of the offer.
      The offer is also subject to a number of other conditions. See Section 1, “Terms of the Offer; Expiration Date,” and Section 13, “Conditions to the Offer,” to this Offer to Purchase.
How do I accept the offer and tender my Shares?
      If you hold the certificates for your Shares, you can accept the offer and tender your Shares by completing and signing the Letter of Transmittal that was provided with this Offer to Purchase and sending it, with your certificates and any other required documents, to the depositary at the address shown on the back cover of this document. If your broker holds your Shares in “street name,” to accept the offer you must instruct your broker to tender the Shares on your behalf. In any case, the depositary must receive all required documents prior to 12:00 midnight, New York City time, on Monday, May 16, 2005, unless the offer is extended. If you cannot comply with these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See Section 3, “Procedures for Accepting the Offer and Tendering Shares,” of this Offer to Purchase.
Until what time can I withdraw previously tendered Shares?
      You can withdraw previously tendered Shares at any time until this offer has expired and, if we have not accepted your Shares for payment by June 18, 2005, you may withdraw them at any time after that date until we accept Shares for payment. You will not have withdrawal rights during any subsequent offering period if one is included. See Section 4, “Withdrawal Rights,” of this Offer to Purchase.
How do I withdraw previously tendered Shares?
      To withdraw Shares you must deliver a written notice of withdrawal, or a facsimile of one, to the depositary at the address and telephone number listed on the back cover of this Offer to Purchase while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, bank or other custodian, you must instruct that institution to arrange for the withdrawal of your Shares. See Section 4, “Withdrawal Rights,” of this Offer to Purchase.
What are the federal income tax consequences to tendering shareholders?
      The receipt of cash in exchange for Shares in the offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. The receipt of cash in any subsequent merger likewise will be a taxable transaction. In general, a shareholder who sells Shares pursuant to the tender offer or receives cash in exchange for Shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. See Section 6, “United States Federal Income Tax Considerations,” of this Offer to Purchase. You should consult your tax advisor about the particular tax effects the proposed transactions will have for you. See Section 6, “United States Federal Income Tax Consideration,” of this Offer to Purchase.
What is the market value of my Shares as of a recent date?
      On April 11, 2005, the last full trading day before Noland Company and WinWholesale announced that they and Winvest had signed the merger agreement, the closing price per Share as reported on The Nasdaq SmallCap Market was $48.58 per Share. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender. See Section 7, “Price Range of the Shares; Dividends,” of this Offer to Purchase.
Whom can I call with questions?
      Morrow & Co., Inc. is acting as the information agent and William Blair & Company, L.L.C. is acting as the dealer manager for the offer, and can be reached as described on the back cover of this document.

To the shareholders of Noland Company:
INTRODUCTION
      Winvest Inc. (“Winvest”), a Virginia corporation and wholly-owned subsidiary of WinWholesale Inc. (incorporated in Delaware as Primus Inc., but doing business as WinWholesale Inc.) (“WinWholesale”) hereby offers to purchase all of the issued and outstanding shares of common stock, par value $10.00 per share (the “Shares”), of Noland Company, a Virginia corporation (“Noland Company”), at a price of $74.00 per Share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, we refer to as the “Offer”). Please read Section 5, “Certain Information Concerning Noland Company,” Section 8, “Information Concerning WinWholesale and Winvest,” and Section 11, “Contacts and Transactions with Noland Company; Background of the Offer; Merger Agreement and Related Documents,” for additional information concerning Noland Company, WinWholesale and Winvest.
      Tendering shareholders whose Shares are registered in their own name who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by Winvest pursuant to the Offer. Shareholders who hold their Shares through a broker, bank or other custodian should check with that institution as to whether it will charge any service fees. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. WinWholesale will pay all fees and expenses of William Blair & Company, L.L.C. (“William Blair”), which is acting as the dealer manager (the “Dealer Manager”) and JPMorgan Trust Company, N.A., which is acting as the depositary (the “Depositary”) and Morrow & Co., Inc., which is acting as the information agent (the “Information Agent”), incurred in connection with the Offer. See Section 16, “Miscellaneous.”
      The purpose of the Offer is to acquire all of the issued and outstanding Shares. WinWholesale intends, as soon as practicable following purchase of the Shares pursuant to the Offer, to cause a merger to occur between Noland Company and Winvest. In the Merger (as defined below), each then issued and outstanding Share (including each Share that: (i) was issued by Noland Company pursuant to the Noland Company Restricted Stock Plan, and (ii) is issued and outstanding as of the effective time of the Merger, but excluding Shares owned by WinWholesale, Winvest or any of their respective affiliates), would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest thereon. See Section 12, “Purpose and Structure of the Offer; Merger Agreement; Plans for Noland Company After the Offer and the Merger.”
      The timing of the completion of the Offer will depend on a variety of factors and legal requirements, the number of Shares, if any, acquired by Winvest pursuant to the Offer and whether the conditions to the Offer set forth in Section 13, “Conditions to the Offer,” have been satisfied or waived.
      Each of the special committee of the Noland Company board of directors comprised of three independent directors (the “Special Committee”) and the Noland Company board of directors has approved the Offer and determined that the terms of the Offer and the Merger, taken together, are fair to, and in the best interests of, the shareholders of Noland Company. Accordingly, each of the Special Committee and the Noland Company board of directors unanimously recommends acceptance of the Offer. The factors considered by each of the Special Committee and the Noland Company board of directors in deciding to approve the Offer and the Merger and to recommend that shareholders of Noland Company accept the Offer and tender their Shares, are described in Noland Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to shareholders of Noland Company with this Offer to Purchase and has been filed with the Securities and Exchange Commission (“SEC”).
      The Special Committee has received the written opinion, dated April 11, 2005, of The Blackstone Group L.P. (“Blackstone”), Noland Company’s financial advisor, to the effect that, as of April 11, 2005, and subject to the various assumptions and limitations set forth therein, the $74.00 per Share in cash to be received by the holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to such holders. A copy of the written opinion of Blackstone rendered to the Special Committee setting forth the procedures followed, the matters considered, and the assumptions made by Blackstone in arriving at its opinion, is contained in Noland Company’s Solicitation/ Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed with the SEC in connection with the Offer and which is being mailed to Noland Company’s shareholders with this Offer to Purchase. Noland Company’s shareholders are urged to read such opinion carefully in its entirety. The written opinion of Blackstone addresses only the fairness, from a financial point of view, of the consideration to be received by the shareholders of Noland Company in the Offer and Merger and does not constitute a recommendation to any shareholder whether to tender Shares in the Offer or to vote in favor of the Merger, if a shareholders’ vote is required by applicable law.
      Consummation of the Offer is conditioned on, among other things, (i) there being validly tendered (and not withdrawn) immediately prior to the Expiration Date (as defined below), that number of Shares which, when added to the Shares, if any, previously acquired by Winvest, constitutes more than two-thirds of the issued and outstanding Shares calculated on a fully diluted basis at the time of the expiration of the Offer (the “Minimum Condition”), and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Condition”). See Section 13, “Conditions to the Offer.”
      The Offer is being made pursuant to the Agreement of Merger dated as of April 11, 2005 (the “Merger Agreement”) among WinWholesale, Winvest and Noland Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Winvest will be merged with and into Noland Company (the “Merger”), with Noland Company surviving the Merger as a wholly-owned subsidiary of WinWholesale. In the Merger, each then issued and outstanding Share (including each Share that: (i) was issued by Noland Company pursuant to the Noland Company Restricted Stock Plan or pursuant to the 1999 Outside Directors Stock Plan, and (ii) is issued and outstanding as of the effective time of the Merger, but excluding Shares owned by WinWholesale, Winvest or any of their respective affiliates) will be converted into the right to receive an amount in cash equal to the Offer Price.
      The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by Winvest for, Shares equal to at least a majority of the outstanding Shares, Winvest will be entitled to designate up to such number of directors on the board of directors of Noland Company (“Winvest’s Designees”), rounded up to the next whole number, as will give Winvest, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14f-1 promulgated thereunder, representation on the board equal to at least that number of directors which equals the product of the total number of directors on the board (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which will be the number of Shares directly or indirectly beneficially owned by Winvest and WinWholesale and the denominator of which will be the number of Shares then outstanding. In furtherance thereof, Noland Company will increase the size of the board (subject to the limitations set forth in Noland Company’s charter or Noland Company’s bylaws or imposed by the VSCA (as defined below)), or use its commercially reasonable efforts to secure the resignation of directors, or both, as is reasonably necessary to permit Winvest’s Designees to be elected to the board. See Section 12, “Purpose and Structure of the Offer; Merger Agreement; Plans for Noland Company After the Offer and the Merger.”
      Consummation of the Merger is subject to a number of conditions, including approval of a plan of merger by Noland Company shareholders if such approval is required under applicable law. If Winvest acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, WinWholesale could effect the Merger pursuant to the “short-form” (parent/subsidiary) merger provisions of the Virginia Stock Corporation Act, as amended (the “VSCA”), without prior notice to, or any action by, any other shareholder of Noland Company. The Merger Agreement is more fully described in Section 12, “Purpose and Structure of the Offer; Merger Agreement; Plans for Noland Company After the Offer and the Merger.”
      Noland Company has informed WinWholesale that, as of the close of business on April 11, 2005, there were 3,384,718 Shares issued and outstanding, and there are 10,000 Shares that will be issued pursuant to the Noland Company Restricted Stock Plan prior to the effective time of the Merger (the “Restricted Stock Plan Shares”). Based on the foregoing and assuming no additional Shares or options, warrants or rights exercisable for, or securities convertible into, Shares have been issued since April 11, 2005 (other than the Restricted Stock Plan Shares), there are 3,384,718 Shares issued and outstanding. Therefore, if shareholders tender 2,256,479 Shares pursuant to the Offer, the Minimum Condition would be satisfied. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares issued and outstanding on the date that Winvest accepts Shares for payment pursuant to the Offer.
      Winvest will obtain funds to purchase the Shares from WinWholesale. WinWholesale will obtain the funds by drawing on a financing commitment provided to WinWholesale by JPMorgan Chase Bank, N.A. See Section 10, “Source and Amount of Funds; Financing of the Offer and the Merger.”
      Winvest may provide for a subsequent offering period in connection with the Offer. If Winvest elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the Expiration Date (defined below). See Section 1, “Terms of the Offer; Expiration Date.”
      No right to dissent under the VSCA is available in connection with the Offer, and no right to dissent under the VSCA is available in connection with the Merger unless on the record date for the shareholders’ meeting, if any, to approve the Merger, the Shares are not (i) listed on a national securities exchange or on the NASDAQ or (ii) held by at least 2,000 record shareholders. See Section 9, “Dissenters’ Rights; Going Private Transactions.”
      Certain federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 6, “United States Federal Income Tax Considerations.”
      This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
THE TENDER OFFER

1.	Terms of the Offer; Expiration Date
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Winvest will accept for payment and pay for all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 2, “Acceptance for Payment and Payment for Shares.” The term “Expiration Date” means 12:00 midnight, New York City time, on Monday, May 16, 2005, unless and until Winvest or WinWholesale, in their sole discretion, extends the period of time for which the Offer is open, in which event the term “Expiration Date” means the time and date at which the Offer, as so extended by Winvest or WinWholesale (other than any extension with respect to a subsequent offering period, described below), will expire.
      Satisfaction of Offer Conditions. In the Merger Agreement, WinWholesale and Winvest have agreed that neither, without the prior written consent of Noland Company, will (i) waive the Minimum Condition (as defined in Section 13, “Conditions to the Offer”) or the HSR Condition (as defined in Section 13, “Conditions to the Offer”), (ii) reduce the number of Shares subject to the Offer, (iii) reduce the Offer Price, (iv) change the form of consideration payable in the Offer, (v) amend any term or add any condition of the Offer (including the Tender Offer Conditions (as defined in Section 13, “Conditions to the Offer”)), in each case, in any manner that would adversely affect the shareholders of Noland Company in any material respect, or (vi) extend the initial Expiration Date of the Offer beyond the twentieth business day following the date the Offer is commenced, except as required by law and except that WinWholesale and Winvest will have the right, in their sole discretion, (a) to extend the Offer for up to ten business days after Monday, May 16, 2005, if as of such date less than 90% of the outstanding Shares on a fully diluted basis have been tendered, (b) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 promulgated by the SEC, or (c) to extend the expiration date of the Offer from time to time for successive periods of up to twenty business days each, but in no event later than July 11, 2005, if the Tender Offer Conditions have not been met.
      Extension of Offer. Without limiting the right of Winvest to extend the Offer, in the event that any condition set forth in Section 13, “Conditions to the Offer,” is not satisfied or waived at the Expiration Date, at the request of Noland Company, Winvest has agreed to extend the Expiration Date of the Offer in increments of five business days each until the earliest to occur of (a) the date that is fifteen days after the initial Expiration Date, (b) the satisfaction or waiver of such condition, (c) the determination by WinWholesale that such condition to the Offer is not capable of being satisfied on or prior to September 30, 2005, (d) the termination of the Merger Agreement in accordance with its terms, and (e) September 30, 2005. WinWholesale and Winvest are not required to extend the Expiration Date if the failure to satisfy any condition set forth in Section 13, “Conditions to the Offer” was caused by or resulted from the failure of Noland Company to perform in any material respect any covenant or agreement of Noland Company contained in the Merger Agreement, or the material breach by Noland Company of any representation or warranty contained in the Merger Agreement.
      During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares.
      Modification of Offer. In addition, Winvest has agreed in the Merger Agreement that it will not, without the consent of Noland Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) waive the Minimum Condition or the HSR Condition, (d) add to the conditions set forth in Section 13, “Conditions to the Offer,” (e) change the form of consideration payable in the Offer, (f) extend the Offer (except as described above) or (g) amend any term or add any condition of the Offer in any manner adverse to Noland Company’s shareholders.
      Failure to Satisfy Conditions to the Offer. The Offer is subject to all the conditions set forth in Section 13, “Conditions to the Offer.” Winvest reserves the right (but will not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the SEC, to amend or waive any condition of the Offer. If any of the conditions set forth in Section 13, “Conditions to the Offer,” has not been satisfied by 12:00 midnight, New York City time, on Monday, May 16, 2005 (or any other time then set as the Expiration Date), Winvest or WinWholesale may elect to:

(a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

(b) subject to complying with applicable rules and regulations of the SEC, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or

(c) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.
      Delay or Termination of the Offer. Subject to the terms and conditions contained in the Merger Agreement and to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Winvest expressly reserves the right to:

(a) terminate or amend the Offer if any of the conditions referred to in Section 13, “Conditions to the Offer,” has not been satisfied; or

(b) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.
      If Winvest extends the Offer or if Winvest is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Winvest’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Winvest, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4, “Withdrawal Rights”. However, the ability of Winvest to delay the payment for Shares that Winvest has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder’s offer. Under no circumstances will any interest on the Offer Price for Shares be paid by Winvest regardless of any extension of the Offer or any delay in making such payment.

      Public Announcement. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
      Material Changes. If Winvest makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Winvest will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
      If Winvest decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten business days from the date the notice of the increase is first published, sent or given to holders of Shares. If, prior to the Expiration Date, Winvest increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.
      Subsequent Offering Period. Pursuant to Rule 14d-11 under the Exchange Act, Winvest may, subject to certain conditions, elect to provide a subsequent offering period of three business days to twenty business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer. A subsequent offering period would be an additional period of time, following the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer.
      During a subsequent offering period, tendering shareholders will not have withdrawal rights and Winvest will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Winvest may provide a subsequent offering period so long as, among other things, (a) the initial twenty business day period of the Offer has expired, (b) Winvest offers the same form and amount of consideration for Shares in the subsequent offering period as in the initial Offer, (c) Winvest immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (d) Winvest announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period and (e) Winvest immediately accepts and promptly pays for Shares as they are tendered during the subsequent offering period. If Winvest elects to provide a subsequent offering period, it will notify shareholders of Noland Company consistent with the requirements of the SEC.
      Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. The same consideration will be paid to shareholders tendering Shares in the Offer or in a subsequent offering period, if one is provided.
      This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and these materials will also be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Noland Company’s shareholder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
      If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates representing the Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3, “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained with the Book-Entry Transfer Facility as defined below) promptly following the expiration, termination or withdrawal of the Offer.
      Disseminations to Shareholders. Noland Company has provided Winvest with Noland Company’s list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record owners of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of shareholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
      Business Day. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.	Acceptance for Payment and Payment for Shares
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Winvest will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date. If there is a subsequent offering period, all Shares tendered prior to the Expiration Date will be immediately accepted for payment and promptly paid for following the Expiration Date, and Shares tendered during a subsequent offering period will be immediately accepted for payment and paid for as they are tendered. See Section 13, “Conditions to the Offer.” Winvest expressly reserves the right, in its sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in Section 13, “Conditions to the Offer,” has not been satisfied or upon the occurrence of any of the events specified in Section 13, “Conditions to the Offer.”
      In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a) the Share certificates evidencing such Shares or a timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3, “Procedures for Accepting the Offer and Tendering Shares”;

(b) the Letter of Transmittal (or a manually-signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

(c) any other documents required by the Letter of Transmittal.
      The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Winvest may enforce such agreement against such participant.
      For purposes of the Offer, Winvest will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn, if and when Winvest gives oral or written notice to the Depositary of Winvest’s acceptance of such Shares for payment pursuant to the Offer. For purposes of the Offer during any subsequent offering period, Winvest will be deemed to have accepted for payment Shares validly tendered, if and when Winvest gives oral or written notice to the Depositary of Winvest’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Winvest and transmitting payment to validly tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Winvest’s obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.
      Under no circumstances will any interest on the Offer Price for Shares be paid by Winvest regardless of any extension of the Offer or any delay in making such payment.
      Winvest will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares as well as any charges and expenses of the Dealer Manager, the Depositary and the Information Agent.
      If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates representing the Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3, “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) promptly following the expiration, termination or withdrawal of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares
      Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, on or prior to the Expiration Date either (a) (i) Share certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (ii) the Letter of Transmittal (or a manually-signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (b) the guaranteed delivery procedures set forth below must be followed.
      The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the course of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
      Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually-signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.
      Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.
      Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “Eligible

Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
      Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder’s tender may be effected if all the following conditions are met:

(a) such tender is made by or through an Eligible Institution;

(b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Winvest, is received by the Depositary, as provided below, prior to the Expiration Date; and

(c) within three trading days on The Nasdaq SmallCap Market after the date of execution of such Notice of Guaranteed Delivery (i) Share certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a manually-signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a Book-Entry Transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.
      The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
      Backup Federal Income Tax Withholding. In order to avoid “backup withholding” of federal income tax on payments of cash pursuant to the Offer, a shareholder tendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%. All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Winvest and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Shareholders who are Non-U.S. Persons as defined in Section 6 “United States Federal Income Tax Considerations,” should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.
      Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Winvest, in its sole discretion, whose determination will be final and binding on all parties. Winvest reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Winvest’s counsel, be unlawful. Winvest also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.
      No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of WinWholesale, Winvest or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Winvest’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
      Tender Constitutes an Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Winvest upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights
      Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedure set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn, pursuant to Section 14(d)(5) of the Exchange Act, at any time after June 18, 2005, or such later date as may apply if the Offer is extended.
      To be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3, “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.
      Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3, “Procedures for Accepting the Offer and Tendering Shares.”
      None of WinWholesale, Winvest or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Winvest, in its sole discretion, whose determination will be final and binding.
      If Winvest provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period and no withdrawal rights will apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

5.	Certain Information Concerning Noland Company
      Noland Company is a Virginia corporation with its principal executive offices located at 80 29th Street, Newport News, Virginia 23607 (telephone number (757)928-9000).

      Noland Company described its business, in part, as follows in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004:

Noland Company is a Virginia corporation founded in 1915 and incorporated in 1922. As of December 31, 2004, the Company employed 1,380 persons. The Company is a wholesale distributor of plumbing, air conditioning and electrical/industrial supplies, with branch facilities in a 13-state territory that ranges from Pennsylvania to Florida. It handles products of over 2,000 vendors and sells to thousands of customers in the commercial construction, residential construction and industrial markets of the southeastern United States. The Company also sells air conditioning equipment to customers in Panama and several South American countries.

The wholesale distribution of all products in which the Company is engaged is highly competitive. Competition results primarily from price, service and availability of goods. Industry statistics indicate that the Company is one of the larger companies in its chosen territory.
      The following consolidated financial statements of Noland Company are incorporated by reference into this document:

•	the audited consolidated financial statements of Noland Company as of and for the fiscal years ended December 31, 2003, and December 31, 2004 contained in Item 15 to Noland Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 24, 2005.
      This information may be inspected and copies obtained as provided in the following paragraph.
      Noland Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Noland Company’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.
      Certain Noland Company Projections. During the course of discussions between WinWholesale, Winvest and Noland Company that led to the execution of the Merger Agreement (see Section 11, “Contacts and Transactions with Noland Company; Background of the Offer”), Noland Company provided WinWholesale and Winvest with certain information relating to Noland Company which may not be publicly available. In February 2005, Noland Company provided projections for the fiscal year ending December 31, 2005 to WinWholesale. That information is summarized below (the following information has been excerpted from the materials presented to WinWholesale and Winvest and does not reflect consummation of the Offer or the Merger):
Financial Projections for Fiscal Year 2005
(in millions, except per Share amounts)

December 31, 2005

Revenues	$600.0
Operating Income	$ 30.6
Net Income	$ 19.3
Earnings per Share-Diluted	$ 5.82
      Noland Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was made available to WinWholesale and Winvest by Noland Company. Noland Company has informed WinWholesale that its internal financial forecasts (upon which the projections provided to WinWholesale were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments.

      The foregoing projections are based on estimates and assumptions (not all of which were provided to WinWholesale and Winvest) made by the management of Noland Company with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are subject to significant contingencies and are difficult to predict, and many of which are beyond the control of Noland Company, Winvest or WinWholesale or their respective advisors. Noland Company has advised WinWholesale and Winvest that these projections were prepared by Noland Company’s management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Winvest and Noland Company or any alterations Winvest may make to Noland Company’s operations or strategy after the consummation of the Offer. The foregoing projections are presented for the limited purpose of giving the shareholders access to the material financial projections prepared by Noland Company’s management that were made available to WinWholesale and Winvest in connection with the Offer and the Merger Agreement. The foregoing projections may contain forward-looking statements and other projections within the meaning of Section 21E of the Exchange Act. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Risks and uncertainties faced by Noland Company are discussed in greater detail in Noland Company’s periodic filings with the SEC. Also, many of the assumptions upon which the projections were based, none of which were approved by WinWholesale or Winvest, are dependent upon economic forecasting (both general and specific to Noland Company’s businesses) which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate and actual results may be materially greater or less than those contained in the projections.
      The inclusion of the foregoing projections should not be regarded as an indication that Noland Company, Winvest, WinWholesale or any other person who received such information considers it a reliable prediction of future events, and neither Winvest nor WinWholesale has relied (nor should any other person rely) on them as such. None of Noland Company, Winvest or WinWholesale or any of their advisors assumes any responsibility for the reasonableness, completeness, accuracy or validity of any of the projections. None of Noland Company, WinWholesale or Winvest or any of their representatives has made, or makes, any representation to any person regarding the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.
      In addition, the foregoing projections were not prepared in accordance with generally accepted accounting principles, and neither Noland Company’s nor WinWholesale and Winvest’s independent accountants has examined or compiled any of the foregoing projections or expressed any conclusion or provided any other form of assurance with respect to the foregoing projections and accordingly assume no responsibility for these projections. The foregoing projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of the foregoing projections herein should not be regarded as a representation by WinWholesale and Winvest or Noland Company that the projected results will be achieved. These projections should be read in conjunction with the historical financial information of Noland Company.

6.	United States Federal Income Tax Considerations
      The following is a general summary of certain material federal income tax consequences of the Offer and, if applicable, any subsequent merger. The discussion applies only to holders that hold the Shares as capital assets. This summary does not purport to address all federal income tax matters that may be relevant to a particular holder of Shares. This summary does not address tax considerations applicable to shareholders that may be subject to special tax rules including, without limitation, the following: (a) Non-U.S. Persons (as defined below); (b) financial institutions; (c) insurance companies; (d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that will hold the Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for federal income tax purposes; (g) shareholders subject to alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) persons that own (or are deemed to own) 10% or more of the voting Shares; (k) partnerships and other pass-through entities and persons who hold the Shares through such partnerships or other pass-through entities; (l) persons that have a “functional currency” other than the U.S. Dollar; and (m) shareholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation. This summary does not discuss any aspects of state, local or foreign tax laws.
      This summary is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.
      For purposes of this summary, a “Non-U.S. Person” is a beneficial owner of Shares that is not, for federal income tax purposes: (a) a citizen or resident of the United States; (b) a corporation or partnership (or an entity treated as a corporation or partnership) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisor.
      THIS SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER. SHAREHOLDERS OF NOLAND COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.
      The receipt of cash pursuant to the Offer will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income tax laws.
      Generally, for federal income tax purposes, a tendering shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder’s aggregate adjusted tax basis in the Shares tendered by the shareholder and purchased by Winvest pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased by Winvest pursuant to the Offer. Any capital gain or loss recognized will be long-term capital gain or loss if the tendering shareholder’s holding period for the Shares exceeds one year. In the case of a tendering non-corporate shareholder, any long-term capital gain will generally be subject to federal income tax at a maximum rate of 15%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.
      The tax treatment of Shares converted into cash pursuant to any merger, if consummated, would be the same as the tax treatment of Shares tendered in the Offer as discussed above.
      Payments in connection with the Offer or the Merger may be subject to “backup withholding” at a rate of 28% unless a shareholder (i) provides a correct taxpayer identification number (“TIN”) (which, for an individual shareholder, is the shareholder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). Shareholders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal.
      If a shareholder does not provide a correct TIN, such shareholder may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a shareholder’s federal income tax liability provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a federal income tax return. Shareholders of Noland Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

7.	Price Range of the Shares; Dividends
      The Shares are traded on The Nasdaq SmallCap Market under the symbol “NOLD”. The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on The Nasdaq SmallCap Market.
NOLAND COMPANY

	Sales Price

Calendar Year	High	Low

2002:
First quarter	$30.75	$26.24
Second quarter	$27.19	$25.87
Third quarter	$20.25	$26.00
Fourth quarter	$30.32	$25.95
2003:
First quarter	$39.60	$26.65
Second quarter	$49.69	$35.55
Third quarter	$39.30	$32.59
Fourth quarter	$41.50	$34.26
2004:
First quarter	$47.58	$38.13
Second quarter	$47.69	$41.20
Third quarter	$44.49	$41.00
Fourth quarter	$46.18	$42.00
2005:
First quarter	$51.95	$44.58
      On April 11, 2005, the last full trading day prior to the announcement of the Offer, the closing price on The Nasdaq SmallCap Market for the Shares was $48.58 per Share. On April 18, 2005, the last full trading day prior to the commencement of the Offer, the closing price on The Nasdaq SmallCap Market for the Shares was $73.65 per Share. Shareholders are urged to obtain a current market quotation for the Shares.
      Noland Company has paid regular cash dividends of $0.08 per Share in each quarter of 2003 and 2004, and the first quarter of 2005.

8.	Information Concerning WinWholesale and Winvest; Merger Agreement and Related Documents
      Winvest was incorporated on March 31, 2005 under the laws of the Commonwealth of Virginia. Winvest is a wholly-owned subsidiary of WinWholesale. Winvest has not engaged, and is not expected to engage, in any business other than in connection with its organization, the Offer and the Merger. Its principal executive offices and telephone number are the same as those of WinWholesale.
      WinWholesale (incorporated as Primus Inc. dba WinWholesale Inc.), with more than 400 local wholesale companies located in 41 states, primarily in the Northeast, Midwest and West, is one of the nation’s largest wholesale distributors, with 2004 revenues of approximately $1.4 billion. WinWholesale’s principal executive offices are located at 3110 Kettering Boulevard, Dayton, Ohio 45439, and its telephone number is (937)531-6359.
      Neither Winvest nor WinWholesale is subject to the informational filing requirements of the Exchange Act and, consequently, neither is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.

      The name, business address and telephone number, citizenship, present principal occupation and material positions held during the past five years of each of the directors and executive officers of WinWholesale and Winvest are set forth in Schedule I to this Offer to Purchase. Except as otherwise stated in this Offer to Purchase, none of WinWholesale or Winvest, nor, to their knowledge, any of the persons listed in Schedule I nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in any Shares in the past sixty days.
      Except as otherwise stated in this Offer to Purchase, there have not been any negotiations, transactions or material contacts during the past two years between WinWholesale or Winvest, or, to their knowledge, any of the persons listed in Schedule I, on the one hand, and Noland Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, nor to the knowledge of WinWholesale and Winvest have there been any negotiations or material contacts between subsidiaries, executive officers and directors. None of WinWholesale or Winvest, nor, to their knowledge, any of the persons listed in Schedule I, has since the date hereof had any transaction with Noland Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.
      None of WinWholesale or Winvest, or to the knowledge of WinWholesale or Winvest, any of the persons listed in Schedule I (a) has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or (b) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

9.	Dissenters’ Rights; Going Private Transactions
Dissenters’ Rights
      Shareholders of Noland Company common stock do not have dissenters’ rights as a result of the Merger. Noland Company is a Virginia corporation, and therefore the existence or lack of dissenters’ rights is governed by the VSCA. Pursuant to the VSCA, a shareholder of a Virginia corporation is generally entitled to dissent from and obtain fair value for shares upon the consummation of a plan of merger to which the Virginia corporation is a party if (i) shareholder approval is required for the merger pursuant to applicable provisions of the VSCA, or (ii) the Virginia corporation is a subsidiary that has merged with its parent entity pursuant to applicable provisions of the VSCA. Notwithstanding this general rule, however, there is no right of dissent with respect to a plan of merger in favor of any holder of securities which, on the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which such plan is to be acted upon, are listed on The Nasdaq SmallCap Market or other national security exchange, unless such holder is required by such plan of merger to accept any merger consideration other than cash. In the Merger, each issued and outstanding Share that is not purchased by WinVest in the Offer will be converted into the right to receive an amount in cash equal to the Offer Price paid pursuant to the Offer. Thus, the Merger consideration will be all cash. It also is anticipated that the Shares will be listed on The Nasdaq SmallCap Market on the record date of the shareholders’ meeting, if any such shareholders meeting is required, to vote on the Merger. Accordingly, shareholders will not have dissenters’ rights as a result of the Merger.
      Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions. WinWholesale does not believe that Rule 13e-3 will be applicable to the Merger, unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the SEC and disclosed to shareholders prior to consummation of the Merger.

10.	Source and Amount of Funds; Financing of the Offer and the Merger
      WinWholesale estimates that the total amount of funds required to consummate the Offer and the Merger, and pay related fees and expenses will be approximately $261,000,000, of which $250,469,132 will be payable by Winvest in the Offer and the Merger in exchange for Shares.

      Winvest will obtain all necessary funds to purchase the Shares from WinWholesale. WinWholesale has received a commitment letter (the “Commitment Letter”) from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. to enter into an unsecured credit facility (the “Facility”). The funds necessary to complete the Offer and the Merger will be borrowed under this Facility. Obtaining financing is not a condition to the completion of the Offer, and if funds under the Facility are not available, Winvest must find other means to finance the Offer and the Merger.
      The Commitment Letter provides for a credit agreement with WinWholesale, as borrower, and a syndicate of financial institutions for which JPMorgan Chase Bank, N.A. will act as administrative agent. The initial maximum amount of borrowings available under the Facility will be $400,000,000, with the possibility that WinWholesale may seek to increase the commitment by up to $100,000,000 in the future. The Commitment Letter provides for, alternatively, (a) a single $400,000,000 revolving credit facility with a five-year term, or (b) a combined $250,000,000 revolving credit facility with a five-year term and a $150,000,000 term credit facility with a one-year term. A portion of the revolving credit facility not in excess of $40,000,000 will be available for the issuance of letters of credit, and a portion of the revolving credit facility not in excess of $25,000,000 will be available for swing line loans on same-day notice. Interest on the outstanding balances under the Facility will be payable, at WinWholesale’s option, at a rate per annum equal to (i) an alternative base rate plus a margin range from 0.40% to 0.80% depending on WinWholesale’s leverage ratio; or (ii) an adjusted rate at which Eurodollar deposits in the London interbank market for one, three or six months (as selected by WinWholesale) are quoted plus a margin range from 0.40% to 0.80% depending on WinWholesale’s leverage ratio. Funds under the Facility will be available to finance the Offer and the Merger, and for general corporate purposes of WinWholesale and its subsidiaries in the ordinary course of business. The Facility will be unsecured and will be unconditionally guaranteed by wholly-owned subsidiaries of WinWholesale including, from and after consummation of the Merger, Noland Company and its wholly-owned subsidiaries. WinWholesale’s ability to borrow under the Facility is conditioned upon the satisfaction of customary conditions, including without limitation (a) that WinWholesale and its wholly-owned subsidiaries execute and deliver satisfactory definitive financing and guarantee documentation with respect to the Facility, and (b) the termination by an affiliate of WinWholesale of such affiliate’s existing revolving credit facility with another lender and the repayment of all amounts outstanding thereunder. WinWholesale anticipates that any indebtedness incurred through borrowings under the Facility will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by WinWholesale and its affiliates (including, following the Merger, funds generated by Noland Company). No decision has been made concerning the method WinWholesale will employ to repay such indebtedness. Such decision will be made based on WinWholesale’s review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as WinWholesale may deem appropriate.
      The preceding summary of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the SEC by WinWholesale and Winvest in connection with the Offer. WinWholesale has not made alternative financing arrangements in the event funds under the Facility are not available.
      Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all issued and outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of WinWholesale and its affiliates, Winvest believes the financial condition of WinWholesale and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

11.	Contacts and Transactions with Noland Company; Background of the Offer
      On January 3, 2005, Lloyd U. Noland, III, the Chairman and President of Noland Company contacted Richard W. Schwartz, the President of WinWholesale, regarding WinWholesale’s general interest in exploring a potential transaction between WinWholesale and Noland Company (or its shareholders). That same day, a representative of The Blackstone Group L.P. (“Blackstone”), the financial advisor to Noland Company, contacted Mr. Schwartz as a follow-up to the call by Mr. Noland.

      On January 12, 2005, WinWholesale and Noland Company executed a confidentiality agreement in connection with WinWholesale’s evaluation of Noland Company and the provision of certain information to WinWholesale by Noland Company (the “Confidentiality Agreement”). This summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO filed by WinWholesale and Winvest in connection with the Offer.
      On January 25, 2005, WinWholesale retained William Blair to provide financial advisory services in connection with the acquisition as well as assist in acting as agent in raising the potential acquisition financing.
      On February 1, 2005, representatives of WinWholesale and its legal and financial advisors attended a presentation by senior management of Noland Company (which included Mr. Noland, Arthur P. Henderson, Jr., Vice President-Finance of Noland Company, and Benjamin A. Williams, III, General Counsel of Noland Company and Chief Executive Officer of Noland Properties, Inc.). Subsequent to the management presentation, Blackstone forwarded certain due diligence information with respect to Noland Company and certain of its subsidiaries. From February 1, 2005 through March 15, 2005, WinWholesale and its legal and financial advisors held numerous calls with Blackstone and Noland Company senior managers and legal advisors to discuss the contents of the due diligence and request additional information.
      Concurrently with due diligence discussions, William Blair also conducted meetings with D. Ward Allen, the Treasurer of an affiliate of WinWholesale, and representatives from several large financial institutions to arrange for acquisition financing. WinWholesale received two proposals, one from JPMorgan Chase Bank, N.A. and one from Wells Fargo Bank, N.A.
      On March 15, 2005, Blackstone sent to William Blair the definitive bid instructions and draft Merger Agreement. The bid instructions required that interested parties respond by April 1, 2005, with a binding offer, including a mark-up of the draft Merger Agreement. The bid instructions provided that bidders should indicate the per Share value the bidder was prepared to pay for all of the outstanding Shares. The potential deal, as outlined by the bid instructions, was structured as a cash tender offer, followed by a back-end merger. The bid instructions provided that a bidder’s willingness to execute the Merger Agreement with the representations and warranties and materiality thresholds contained in the Merger Agreement and with a minimum of closing conditions would be important factors in the evaluation of the bids. The bid instructions also indicated that each bid should be fully financed and not subject to any financing contingency.
      On March 18, 2005, the WinWholesale board of directors and their legal and financial advisors held a meeting to discuss a potential bid. A discussion ensued concerning integrating Noland Company with WinWholesale as well as a potential price for the Shares. At the close of the meeting, the WinWholesale board of directors directed WinWholesale senior management to address several outstanding due diligence items at a subsequent board meeting.
      During the weeks of March 21, 2005, and March 28, 2005, senior management at WinWholesale along with its legal and financial advisors engaged in further due diligence telephone calls with Blackstone, senior management of Noland Company, and its legal advisors.
      On March 30, 2005, the WinWholesale board of directors met via telephone. The WinWholesale board of directors agreed to submit a binding offer at a cash price of $71.00 per Share. WinWholesale’s board of directors also authorized the formation of a wholly-owned subsidiary, Winvest Inc., to make the tender offer and to be the non-surviving party to the merger with Noland Company.
      On April 1, 2005, WinWholesale forwarded a letter addressed to Noland Company’s representatives at Blackstone outlining Winvest’s bid of $71.00 per Share in cash for all of the issued and outstanding Shares. The April 1, 2005, WinWholesale letter included a form of the Merger Agreement that WinWholesale and Winvest were prepared to sign and a commitment letter from JPMorgan Chase Bank, N.A. The Winvest bid was fully financed, with no exceptions for further due diligence, subject to a few key assumptions including: (a) any information in the schedules to the Merger Agreement would not contain an event, change, circumstance or occurrence with respect to Noland Company or a subsidiary of Noland Company that would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Noland Company and its subsidiaries, taken as a whole; (b) the documentation provided to WinWholesale after the submission of the bid letter would not identify a material adverse effect on the business, financial condition or results of operations of Noland Company and its subsidiaries, taken as a whole; and (c) the audit and tax workpapers of Noland Company and its subsidiaries would not establish a variation from Noland Company’s reporting in its documents submitted to the SEC that would, individually or in the aggregate, constitute a material adverse effect on the business, financial condition or results of operations of Noland Company and its subsidiaries, taken as a whole.
      On April 6, 2005, representatives from Blackstone contacted representatives of William Blair to discuss WinWholesale’s bid and the bidding process generally. During the call, Blackstone indicated that the Noland Company board of directors would be meeting later in the day to discuss recommendations.
      Later that day, WinWholesale’s board of directors and legal and financial advisors conducted a telephonic meeting to discuss the status of WinWholesale’s bid and the possibility of increasing the bid. After discussion, each of the WinWholesale board of directors and the Winvest board of directors agreed to increase the bid to $74.00 per Share in cash for all of the Shares. Each of the WinWholesale board of directors and the Winvest board of directors approved this $74.00 per Share offer as WinWholesale and Winvest’s best and final offer. The senior management of WinWholesale then submitted a letter to Blackstone with the increased bid price prior to Blackstone’s meeting with the Noland Company board of directors. William Blair discussed the revised bid with Blackstone indicating that this was the maximum amount that WinWholesale and Winvest were prepared to pay and that no further increase to the bid would be made.
      After meeting with the Noland Company board of directors, Blackstone contacted William Blair and indicated that the Noland Company board of directors was prepared to accept the WinWholesale and Winvest bid, pending successful negotiation of the Merger Agreement.
      On April 8, 2005, Mr. Allen (for WinWholesale) and Messrs. Henderson and Williams (for Noland Company), along with their respective financial and legal advisors, met in Richmond, Virginia to negotiate and finalize the terms of the Merger Agreement as well as to discuss the flow of further information from Noland Company to WinWholesale.
      At the April 8, 2005 meeting, and over the next three days, WinWholesale, Winvest and Noland Company agreed on the terms of the Merger Agreement, subject to the approval of their respective boards of directors.
      On April 11, 2005, the Special Committee (i) determined that the Offer and the Merger, taken together, are fair to and in the best interests of the shareholders of Noland Company and declared the Offer and the Merger to be advisable, (ii) unanimously recommended adoption and approval of the Merger Agreement, the Offer, the Merger and the Plan of Merger to the Noland Company board of directors, and (iii) unanimously recommended that the holders of the Shares accept the Offer and, if required by the terms of the Merger Agreement and applicable law, approve the Plan of Merger.
      On April 11, 2005 the Noland Company board of directors unanimously (i) determined that the Offer and the Merger, taken together, are fair to and in the best interests of the shareholders of Noland Company and declared the Offer and the Merger to be advisable, and (ii) recommended that the holders of the Shares accept the Offer and, if required by the terms of the Merger Agreement and applicable law, approve the Plan of Merger.
      On April 11, 2005, the Winvest board of directors approved the Merger Agreement and authorized senior management of Winvest to execute the Merger Agreement on behalf of Winvest. On April 11, 2005 the WinWholesale board of directors approved the Merger Agreement and authorized senior management of WinWholesale to execute the Merger Agreement on behalf of WinWholesale. The final Merger Agreement was executed and delivered by WinWholesale, Winvest and Noland Company on April 11, 2005 after all such approvals.
      On April 12, 2005, the Merger Agreement and the transaction were publicly announced at approximately 8:00 a.m. New York City time.

12.	Purpose and Structure of the Offer; Merger Agreement and Related Documents; Plans for Noland Company After the Offer and the Merger
      Purpose of the Offer. The purpose of the Offer is for Winvest to acquire all issued and outstanding Shares. The Offer, as the first step in the acquisition of Noland Company, is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, Winvest intends to consummate the Merger as soon after the expiration of the Offer as practicable.
      Vote Required to Adopt Merger. The VSCA requires that any plan of merger of Noland Company must be, if the “short-form” merger procedure described below is not available, approved by Noland Company’s board of directors and adopted by the holders of Noland Company’s outstanding voting securities. Noland Company’s board of directors has approved the Merger Agreement and the related Plan of Merger, substantially in the form attached as Exhibit 3.1(a) of the Merger Agreement (the “Plan of Merger”) the Offer and the Merger; consequently, the only additional action of Noland Company that may be necessary to effect the Merger is approval of the Plan of Merger by Noland Company’s shareholders, if such “short-form” merger procedure is not available. Under the VSCA, if shareholder approval of the Plan of Merger is required in order to consummate the Merger, the vote required is the affirmative vote of the holders of more than two-thirds of the outstanding Shares. If Winvest acquires, through the Offer or otherwise, voting power with respect to more than two-thirds of the outstanding Shares (which would be the case if the Minimum Condition described in the “Conditions to the Offer” Section below were satisfied and Winvest were to accept for payment the Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other Noland Company shareholder.
      The VSCA allows certain parent/subsidiary or “short form” mergers without the approval of the subsidiary’s shareholders if the parent corporation owns at least 90% of the outstanding shares of each class of stock of the subsidiary corporation. Accordingly, if, as a result of the Offer or otherwise, Winvest owns at least 90% of the issued and outstanding Shares, Winvest could effect the Merger without prior notice to, or any action by, any other Noland Company shareholder. The Merger Agreement provides that WinWholesale, Winvest and Noland Company shall take all actions to cause the Merger to become effective as soon as practicable after the Offer is completed without a meeting of Noland Company shareholders if Winvest (together with WinWholesale and their affiliates) acquires at least 90% of the issued and outstanding Shares.
Description of the Merger Agreement
      The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated by reference into this Offer to Purchase. We encourage you to read the Merger Agreement in its entirety.
Explanatory Note Regarding the Summary of the Merger Agreement: Representations and Warranties in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures
      Our summary of the terms of the Merger Agreement is intended to provide information about the terms of the Offer and Merger. The terms and information in the Merger Agreement should not be relied on as disclosures about WinWholesale, Winvest or Noland Company or the subsidiaries of Noland Company. Noland Company’s public disclosures are those disclosures that Noland Company sets forth in its public reports filed or furnished with the SEC. The Merger Agreement is not intended to change or supplement the disclosures in Noland Company’s public reports filed or furnished with the SEC. All capitalized terms used in this Section 12, “Purpose and Structure of the Offer; Merger Agreement and Related Documents; Plans for Noland Company After the Offer and the Merger,” as defined terms shall have the meanings ascribed to them in the Merger Agreement unless otherwise defined in this Offer to Purchase.
      The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below in the Sections “Conditions to the Merger for all Parties,” “Conditions to the Merger for WinWholesale and Winvest,” and “Conditions to the Merger for Noland Company,” Winvest will be merged with and into Noland Company, and each then outstanding Share (other than Shares owned by WinWholesale, Winvest or their affiliates) will be converted into the right to receive an amount in cash equal to $74.00, without interest thereon.
      Earliest Consummation. The Merger Agreement provides that WinWholesale, Winvest and Noland Company shall use their commercially reasonable efforts to consummate the Merger as soon as practicable. If the Tender Offer Conditions are satisfied, or waived, Winvest shall consummate the Offer and accept for payment Shares validly tendered and not withdrawn and thereafter effectuate the Merger as soon as practicable after Winvest accepts the Shares for payment pursuant to the Offer.
      Conditions to the Merger for all Parties. The Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (a) if required by applicable federal, state, provincial, local or other law, statute, act, ordinance or other governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder (collectively, “Laws”), or their governing documents, the shareholders of Noland Company and Winvest shall have approved the Plan of Merger; (b) all authorizations, consents, orders, permits or approvals of, or declarations or filings with, any governmental authority required to consummate the Merger shall have been filed, have occurred or been obtained and shall remain in full force and effect and all statutory waiting periods, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the rules and regulations instituted under the HSR Act shall have expired or been terminated, (c) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other government authority, whether U.S. or foreign, and shall remain in effect, (d) no statute, rule, regulation, action or proceeding shall have been enacted, promulgated, adopted or deemed applicable to the Offer or the Merger that makes consummation of the Offer or the Merger illegal or otherwise prohibits the consummation of the Offer or the Merger, and (e) Winvest shall have previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, this condition shall be deemed to have been satisfied with respect to the obligation of WinWholesale and Winvest to effect the Merger if Winvest does not, in violation of the terms of the Offer or of the Merger Agreement, accept for payment or pay for Shares validly tendered pursuant to the Offer.
      Conditions to the Merger for WinWholesale and Winvest. The Merger Agreement provides that the obligations of WinWholesale and Winvest to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (a) the representations and warranties of Noland Company in the Merger Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Noland Company set forth in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and WinWholesale shall have received a certificate to that effect dated the Closing Date and executed on behalf of Noland Company by an authorized officer of Noland Company; provided, however, Noland Company or its subsidiary’s conflict, breach or default with respect to a representation, warranty or obligation set forth in the Merger Agreement shall not relieve WinWholesale or Winvest from their respective obligations under the Merger Agreement, unless the conflict, breach or default (i) would result in a Company Material Adverse Effect (as defined below), or (ii) acts to prevent or materially delay the consummation of the Offer or the Merger or other transactions contemplated by the Merger Agreement, (b) each of the covenants, agreements and obligations of Noland Company and its subsidiaries to be performed at or before the effective date of the Merger pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the effective date of the Merger, and Noland Company shall have delivered to WinWholesale a certificate to that effect dated the Closing Date and executed on behalf of Noland Company by an authorized officer of Noland Company; and (c) WinWholesale shall have received the resignations of each of the directors and officers of Noland Company.
      “Company Material Adverse Effect” is defined in the Merger Agreement as (i) an event, change, circumstance or occurrence with respect to Noland Company or a subsidiary of Noland Company (collectively “Change”), (ii) Noland Company’s or one of its subsidiary’s conflict, breach or default with respect to a representation, warranty or obligation set forth in this Agreement (collectively “Breach”), and/or (iii) Noland Company’s or one of its subsidiary’s violation of law (“Violation”) that would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Noland Company and its subsidiaries, taken as a whole; provided, that any of the following shall not be deemed to constitute a Change, Breach or Violation; (i) a Change to the United States economy in general or the economy of any foreign country in general in which Noland Company and its subsidiaries operate, (ii) a Change in general to the industries in which Noland Company and its subsidiaries operate, (iii) a Change to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) a Change due to the announcement of the Merger Agreement or any of the transactions contemplated under the Merger Agreement, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by the Merger Agreement, or (v) a Change due to any outbreak or escalation of hostilities or act of terrorism or any declaration of war.
      Conditions to the Merger for Noland Company. The Merger Agreement provides that the obligations of Noland Company to consummate the Merger are subject to the satisfaction or waiver of the following conditions precedent: (a) the representations and warranties of WinWholesale or Winvest set forth in the Merger Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of WinWholesale and Winvest set forth in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and Noland Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of WinWholesale by an authorized officer of WinWholesale, (b) each of the covenants, agreements and obligations of WinWholesale and Winvest to be performed at or before the effective date of the Merger pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the effective date of the Merger, and WinWholesale and Winvest shall have delivered to Noland Company a certificate to that effect dated the Closing Date and executed on behalf of WinWholesale and Winvest by an authorized officer of each of WinWholesale and Winvest, and (c) the bank or trust company designated by WinWholesale as the exchange agent shall have received from WinWholesale or Winvest cash in an amount equal to (i) $74.00 multiplied by (ii) the number of Shares, issued and outstanding (other than Shares held directly or indirectly by any subsidiary of Noland Company or directly or indirectly by Winvest) immediately prior to the effective time of the Merger.
      The Merger. Immediately prior to the effective time of the Merger, Noland Company and Winvest shall execute and deliver articles of merger (the “Articles of Merger”), together with the related Plan of Merger, substantially in the form attached to the Merger Agreement, which shall be filed with the State Corporation Commission of the Commonwealth of Virginia in accordance with the VSCA. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, Winvest shall be merged with and into Noland Company in accordance with the provisions of, and with the effects provided in, Article 12 of the VSCA. Noland Company shall be the surviving corporation resulting from the Merger, shall continue to be governed by the laws of the Commonwealth of Virginia and shall succeed to and assume all of the rights and obligations of Winvest, and the separate corporate existence of Winvest shall cease.
      As of the effective time of the Merger, by virtue of the Merger and without any action on the part of any holders of Shares:

(a) Each issued and outstanding Share (including each Share issued by Noland Company pursuant to the Noland Company Restricted Stock Plan, but specifically excluding any Shares that are owned by WinWholesale, Winvest or any affiliate) shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Share, $74.00, without interest thereon.

(b) All shares of Winvest common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into one share of common stock, $10.00 par value per share, of the surviving corporation, and such common stock of the surviving corporation issued on such conversion shall constitute all of the issued and outstanding shares of capital stock of the surviving corporation immediately following the effective time of the Merger.

(c) (i) Each Share that was issued pursuant to the Noland Company Restricted Stock Plan and that is issued and outstanding as of the effective time of the Merger shall vest in full at and as of the effective time of the Merger and shall be treated as an issued and outstanding Share, and (ii) each Share that was issued pursuant to the 1999 Outside Directors Stock Plan will be distributed by Noland Company to the owner thereof prior to the effective time of the Merger and shall be treated as an issued and outstanding Share.

(d) Each issued and outstanding Share owned by WinWholesale, Winvest or any affiliate of WinWholesale or Winvest shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such Share.
      If at any time after the effective time of the Merger, the surviving corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the surviving corporation, all rights, title and interests in all real estate and other property and assets and all privileges, rights, powers and franchises of Noland Company or Winvest, then the surviving corporation and its proper officers and directors, in the name and on behalf of Noland Company or Winvest, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such assets or rights in the surviving corporation and otherwise to carry out the purpose of the Merger Agreement, and the proper officers and directors of the surviving corporation are fully authorized in the name of Noland Company or Winvest or otherwise to take any and all such action.
      The Merger shall become effective upon (i) the issuance of a Certificate of Merger by the State Corporation Commission of the Commonwealth of Virginia or (ii) at such later time as is set forth in the Articles of Merger.
      The Articles of Incorporation and Bylaws of Noland Company, as in effect immediately prior to the effective time of the Merger, shall be the Articles of Incorporation and Bylaws of the surviving corporation until changed or amended.
      The officers and directors of Winvest immediately prior to the effective time of the Merger shall be the officers and directors of the surviving corporation at and immediately after the effective time of the Merger until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified, as the case may be.
      Closing of the Merger. The closing of the transactions contemplated by the Merger Agreement shall take place at a time and on a date mutually agreed upon by the parties; provided, however, that such date shall be no later than the third business day following the date on which all of the conditions discussed in the Sections “Conditions to the Merger for all Parties,” “Conditions to the Merger for WinWholesale and Winvest,” and “Conditions to the Merger for Noland Company” above (other than those to be satisfied at the Closing) have been satisfied or waived as provided therein (the “Closing”). The Closing shall take place at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia, 23219-4074.
      Exchange of Certificates. The Merger Agreement requires, prior to the effective time of the Merger, WinWholesale to designate a bank or trust company as the exchange agent (the “Exchange Agent”) to make the payments of the funds to which holders of Shares shall become entitled pursuant to the Merger Agreement and deliver, or shall have caused Winvest to deliver, to the Exchange Agent, for the benefit of the holders of record of a certificate or certificates that immediately prior to the effective time of the Merger represented issued and outstanding Shares (the “Certificates”), cash in an amount equal to (i) $74.00 multiplied by (ii) the number of Shares issued and outstanding (other than Shares held directly or indirectly by any subsidiary of Noland Company or directly or indirectly by Winvest or WinWholesale) immediately prior to the effective time of the Merger. The Exchange Agent shall invest amounts deposited by the Exchange Agent as directed by WinWholesale or the surviving corporation and any earnings from such investments shall be payable to the surviving corporation or as it directs.
      As promptly as practicable after the effective time of the Merger, but in no event more than ten days after the effective time of the Merger, WinWholesale shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates whose Shares were converted in accordance with the terms of the Merger Agreement into the right to receive $74.00, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the $74.00 per Share. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor $74.00 (subject to the immediately following paragraph) multiplied by the number of Shares formerly represented by such Certificate and the Certificate so surrendered shall be canceled. If payment of the $74.00 per Share is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the $74.00 to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the surviving corporation that such tax either has been paid or is not applicable. Until surrendered, each Certificate shall be deemed at any time after the effective time of the Merger to represent only the right to receive $74.00 in cash, without interest thereon.

      The Exchange Agent, surviving corporation or WinWholesale, as appropriate, shall be entitled to deduct and withhold from consideration otherwise payable pursuant to the Merger Agreement to any former shareholder of Noland Company such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated from time to time pursuant thereto, or any other tax Law. To the extent that amounts are withheld, (i) such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (ii) the Exchange Agent, surviving corporation or WinWholesale shall provide to the holders of such securities written notice of the amounts so deducted or withheld.
      Winvest, WinWholesale, Noland Company and the surviving corporation shall not be liable to any former shareholder of Noland Company for any consideration for Shares properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      If any Certificate is lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the surviving corporation, the receipt, at the option of such person, of an indemnity or bond (provided that such indemnity or bond is reasonably satisfactory to the surviving corporation) against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate $74.00 multiplied by the number of Shares formerly represented by such Certificate.
      Any portion of the amounts held by the Exchange Agent, including earnings from investments, that remains undistributed to the holders of Certificates as of the first anniversary of the effective time of the Merger shall be delivered by the Exchange Agent to WinWholesale or the surviving corporation, and any such holders shall thereafter look only to WinWholesale or the surviving corporation for, and WinWholesale and the surviving corporation shall remain liable for, payment of their claim in accordance with this Section “Exchange of Certificates.”
      Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether before or after adoption of the Merger Agreement by the shareholders of Noland Company:

(a) by mutual written consent of WinWholesale and Noland Company;

(b) by either WinWholesale or Noland Company, if

(i) any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement shall have used all commercially reasonable efforts to challenge such order, decree, ruling or other action;

(ii) the effective date of the Merger shall not have occurred on or before October 15, 2005; provided, however, that a party may not terminate the Merger Agreement if its failure to perform any of its obligations under the Merger Agreement results in the failure of the effective date to occur by such time; or

(iii) the Offer has expired in accordance with its terms (including after giving effect to any extensions) without Winvest having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (iii) is not available to any party if, at the time of such proposed termination, it is in material breach of its representations and warranties, covenants or other agreements under the Merger Agreement;

(c) by Noland Company, if

(i) the Offer has not commenced by five business days after execution of the Merger Agreement;

(ii) WinWholesale, Winvest and their affiliates shall not have acquired in the aggregate at least 90% of the issued and outstanding Shares pursuant to the Offer or otherwise and the approval of the Plan of Merger by the shareholders of Noland Company shall not have been obtained by reason of the failure to obtain the required shareholder approval upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

(iii) concurrently, it enters into a definitive agreement providing for a Superior Proposal (as defined below); provided, however, that prior thereto or simultaneously therewith, Noland Company has paid the Termination Fee (as defined below); or

(iv) prior to the acceptance for purchase of Shares pursuant to the Offer, the representations and warranties of WinWholesale or Winvest set forth in the Merger Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of WinWholesale and Winvest set forth in the Merger Agreement that are not so qualified shall not be true and correct in all material respects in each case as of the date of the Merger Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or either WinWholesale or Winvest shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, which breach or failure cannot be cured or has not been cured within fifteen business days after Noland Company gives written notice of such breach or failure to WinWholesale;

(d) by WinWholesale, if

(i) the required approval of the shareholders of Noland Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

(ii) prior to the acceptance for purchase of Shares pursuant to the Offer, the board of directors of Noland Company shall have withdrawn or modified, or proposed publicly to withdraw or modify, in any manner adverse to WinWholesale, its approval or recommendation of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or the Merger, or failed to reconfirm its recommendation within three business days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, or the board of directors of Noland Company shall have resolved to take any of the foregoing actions; or

(iii) prior to the acceptance for purchase of Shares pursuant to the Offer (a) the representations and warranties of Noland Company set forth in the Merger Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Noland Company set forth in the Merger Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of April 11, 2005, and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); provided, however, a breach of any representation or warranty under the Merger Agreement shall not relieve WinWholesale or Winvest from their respective obligations under the Merger Agreement, unless such breach (x) constitutes a Company Material Adverse Effect; or (y) acts to prevent or materially delay the consummation of the Offer and the Merger or the other transactions contemplated by the Merger Agreement, or (b) Noland Company or any of its subsidiaries shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, which breach or failure cannot be cured or has not been cured within fifteen business days after WinWholesale gives written notice of such breach or failure to Noland Company.
      Effect of Termination. If the Merger Agreement is terminated the Merger Agreement shall immediately become null and void except for the confidentiality provisions in the Merger Agreement, the termination fee provisions of the Merger Agreement and certain miscellaneous provisions of the Merger Agreement, and there shall be no liability on the part of WinWholesale or Noland Company, except for the Termination Fee, and except that no party shall be relieved from liability for any conflict, breach or default by that party with respect to a representation, warranty, covenant or agreement contained in the Merger Agreement.

      Takeover Proposals. The Merger Agreement provides that Noland Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined below) and shall seek to have such parties return to Noland Company or destroy any confidential information that has been provided by Noland Company to such parties in any such discussions or negotiations. The Merger Agreement provides that Noland Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director, or employee of, or any affiliate, investment banker, financial advisor, attorney, accountant or other representative of Noland Company or any of its subsidiaries to, directly or indirectly:

(a) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; or

(b) participate in any discussions or negotiations regarding any Takeover Proposal;
provided, however, if, the board of directors of Noland Company receives after April 11, 2005 an unsolicited Superior Proposal (as defined below) or Takeover Proposal that is reasonably expected to lead to a Superior Proposal (a “Potential Superior Proposal”), in circumstances not otherwise involving a breach of the Merger Agreement, and the board of directors of Noland Company determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties to Noland Company’s shareholders under applicable law, Noland Company may, in response to such Superior Proposal or Potential Superior Proposal: (A) request information from the party making such Superior Proposal or Potential Superior Proposal for the sole purpose of the board of directors of Noland Company informing itself about the Superior Proposal or Potential Superior Proposal that has been made and the party that made it, (B) furnish information with respect to Noland Company to the party making such Superior Proposal or Potential Superior Proposal pursuant to a customary confidentiality agreement; provided, however, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Noland Company and (2) Noland Company advises WinWholesale of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Superior Proposal or Potential Superior Proposal. Noland Company agrees that any violation of the restrictions set forth in the preceding sentence by any executive officer, director or investment banker, attorney or other advisor or representative of Noland Company or one of its subsidiaries shall be deemed to be a breach of this provision by Noland Company.
      The Merger Agreement provides further that neither the board of directors of Noland Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to WinWholesale, the approval, determination of advisability, or recommendation by the Noland Company’s board of directors or such committee of the Merger Agreement, the Merger, the Plan of Merger and the other transactions contemplated by the Merger Agreement, the Merger, the Plan of Merger, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal, or (iii) cause Noland Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal. However, if the board of directors of Noland Company determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date of the Merger Agreement in circumstances not otherwise involving a breach of the Merger Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to Noland Company’s shareholders under applicable law, the board of directors of Noland Company may (x) withdraw or modify its approval, determination of advisability, or recommendation of the Merger Agreement, the Offer, the Merger, the Plan of Merger and the other transactions contemplated thereby or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause Noland Company to enter into an acquisition agreement related to a Superior Proposal; provided, however, that any actions described in clause (x), (y) or (z) may be taken only at a time that is after the second business day following WinWholesale’s receipt of written notice from Noland Company advising WinWholesale that the board of directors of Noland Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the board of directors of Noland Company of what action referred to herein the board of directors of Noland Company has determined to take; provided further, that the action described in clause (z) may be taken only if Noland Company pays the Termination Fee and expenses set forth under the Section “Termination Fee” below.

      The Merger Agreement also provides that Noland Company will advise WinWholesale orally (as soon as is practicable and, in any event, within twenty-four hours) and promptly in writing of (i) any request for confidential information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and (ii) the identity of the person making such request or Takeover Proposal and shall keep WinWholesale promptly advised of all significant developments that could reasonably be expected to culminate in the board of directors of Noland Company withdrawing, modifying or amending its recommendation of the Merger Agreement, the Offer, the Merger, the Plan of Merger and the transactions contemplated by the Merger Agreement, or in exercising any of its other rights under the Merger Agreement.
      “Takeover Proposal” means any inquiry, proposal or offer from any person (other than WinWholesale and its subsidiaries, affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Noland Company or 15% or more of any class of equity securities of Noland Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Noland Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Noland Company, other than the transactions contemplated by the Merger Agreement and excluding, for purposes of calculating the percentage thresholds in this paragraph, any assets or equity securities of Noland Company held by such person prior to such inquiry, proposal or offer.
      “Superior Proposal” means a bona fide written offer from any person (other than WinWholesale and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of Noland Company or 50% or more of any class of equity securities of Noland Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of Noland Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Noland Company (other than the transactions contemplated by the Merger Agreement) (A) which provides for consideration on a per Share basis to the shareholders of Noland Company with a value (taking into account, among other things, the likelihood of such offer resulting in a consummated transaction) exceeding $74.00 per Share, (B) which, considering all relevant factors, is more favorable to Noland Company and its shareholders the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (C) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Noland Company board of directors in its good faith judgment.
      Fees and Expenses. Except for the Termination Fee and expenses described in the next Section, and except for the filing fee under the HSR Act (which filing fee shall be paid by WinWholesale), all fees and expenses incurred by the parties will be paid by the party incurring such fees or expenses.
      Termination Fee. If: (a) a Takeover Proposal shall have been made known to Noland Company or shall have been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter the Merger Agreement is terminated by WinWholesale or Noland Company pursuant to Section (b)(ii) under “Termination of the Merger Agreement”, by Noland Company pursuant to Section (c)(ii) under “Termination of the Merger Agreement”, or by WinWholesale pursuant to Section (d)(i) under “Termination of the Merger Agreement”, and such Takeover Proposal (whether or not modified after it was first made) is consummated within one year after such termination, or (b) the Merger Agreement is terminated by WinWholesale pursuant to Section (d)(ii) under “Termination of the Merger Agreement”, or is terminated by Noland Company pursuant to Section (c)(iii) under “Termination of the Merger Agreement”, then Noland Company shall pay to WinWholesale on the date of such termination, or in the case of clause (a) above, upon such consummation, a termination fee in the amount of $9,900,000 (the “Termination Fee”).
      If the Termination Fee becomes payable, Noland Company shall also promptly pay, in addition to the Termination Fee, upon WinWholesale’s request, all reasonably documented out-of-pocket fees and expenses incurred by WinWholesale and Winvest in connection with the Merger Agreement (not to exceed $300,000 in the aggregate) and the transactions contemplated hereby (including the filing fee under the HSR Act). This fee arrangement shall be paid pursuant to this Section “Termination Fee” regardless of any alleged breach by WinWholesale of its obligations under the Merger Agreement; provided, however, no payment made by Noland Company pursuant to this

Section “Termination Fee” shall operate or be construed as a waiver by Noland Company of any breach of the Merger Agreement by WinWholesale or Winvest or of any rights of Noland Company in respect thereof. The Termination Fee, if paid, shall be the sole remedy of WinWholesale and Winvest for any alleged breach of the Merger Agreement as a result of Noland Company’s acceptance of a Superior Proposal.
      Operation of Business by Noland Company. The Merger Agreement provides that unless WinWholesale otherwise consents in writing and except for matters contemplated or permitted by the Merger Agreement, between April 11, 2005 and the Closing Date, Noland Company and each of its subsidiaries will operate its business solely in the ordinary course, consistent with past practice and in good faith with the goal of preserving intact its assets (including its goodwill) and current business organizations, keeping available the service of its current officers and employees, maintaining its material contracts and preserving its relationships with customers, suppliers, creditors, brokers, agents and others with whom it has business dealings. In addition, and without limiting the generality of the foregoing, except (w) as set forth in Noland Company’s disclosure schedule delivered to WinWholesale and Winvest contemporaneously with the execution of the Merger Agreement (“Noland’s Disclosure Schedule”), (x) as otherwise expressly contemplated by the Merger Agreement, (y) as agreed to in writing by WinWholesale, or (z) at any time the designees of Winvest have been elected to, and shall constitute a majority of the Board of Directors of Noland Company pursuant to the provision of the Merger Agreement described in Section “Board of Directors” below, Noland Company will not, and will not permit or cause any of its subsidiaries to:

(a) issue, sell or grant to any person any shares of capital stock of any class (other than Shares (i) issued to directors of Noland Company pursuant to the 1999 Outside Directors Stock Plan and (ii) issued to employees pursuant to the Noland Company Restricted Stock Plan, both in accordance with past practice), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement;

(b) (i) split, combine, subdivide or reclassify any Shares of its capital stock or (ii) declare, set aside for payment or pay any dividend (other than the regular quarterly cash dividend of Noland Company to its shareholders of $.08 per Share), or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any Shares of its capital stock;

(c) adopt any amendments to the organizational documents of Noland Company or any Noland Company subsidiary, or effect or become a party to any, recapitalization or similar transaction, except as provided by the Merger Agreement;

(d) other than borrowings by Noland Company in the ordinary course under its existing credit facilities, incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another person; provided, however, that Noland Company shall be entitled to refinance or replace any existing credit facilities and make borrowings in the ordinary course of business from such refinanced or replacement credit facilities provided that the aggregate commitment amount of such refinanced or replacement credit facilities is not increased as a result of such refinancing or replacement;

(e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to Noland Company;

(f) except in the ordinary course of business and as provided by the Merger Agreement, sell, lease, license or otherwise encumber or subject to any mortgage, lien, pledge, charge, adverse right or claim, security interest, community property interest, equitable interest, option, right of first refusal, restrictions on use and/or transfer (excluding restrictions imposed by applicable securities laws with respect to the transfer of securities) or encumbrance of any kind, or otherwise dispose of any of its material properties or assets;

(g) make or agree to make any material capital expenditure in excess of $1 million, individually, or when added to all other capital expenditures made on behalf of Noland Company since the date hereof, in excess of $5 million in the aggregate;

(h) except in the ordinary course of business, (i) enter into any contract, agreement, lease, license or binding commitment, whether written or oral (and all amendments, side letters, modifications and supplements thereto) relating to the purchase of goods, equipment or services of amounts in excess of $100,000 per year or having a duration in excess of one year (excluding purchase orders entered into from time to time in the ordinary course of business), or (ii) modify, amend or transfer in any respect or terminate any material contract set forth in Noland’s Disclosure Schedule or waive, release or assign any rights or claims thereunder;

(i) (i) except as may be required by any Laws, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, officer, director or service provider or former director, employee, officer or service provider, or (ii) except as provided in an existing employee benefit plan and except in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any such individuals or pay any benefit not required by any existing plan, arrangement or agreement;

(j) except as may be required by generally accepted accounting principles as in effect in the United States of America or applicable Law, make any change to its accounting methods, principles or practices;

(k) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the date hereof, of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements or incurred since the date of such financial statements in the ordinary course of business, (ii) waive, release, grant or transfer any right of material value other than in the ordinary course of business or (iii) commence any legal proceedings other than in the ordinary course of business; or

(l) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
      Board of Directors. The Merger Agreement provides that:

(a) promptly upon the acceptance for payment of, and payment by Winvest for Shares equal to at least a majority of the outstanding Shares, Winvest will be entitled to:

(i) receipt by advance notice from Noland Company of all (x) notice of meetings of the board of directors of Noland Company, and (y) proposed written actions to be taken by the board of directors of Noland Company in writing in lieu of a meeting of the board of directors of Noland Company, in the same form and at the same time as Noland Company notifies the board of directors of Noland Company of any such meeting or written action, each such notice to be delivered pursuant to the notice provisions of the Merger Agreement;

(ii) designate two representatives of Winvest (the “Representatives”) to attend and observe each meeting, or receive copies of any written action taken in lieu thereof; provided, however, if at any such meeting Noland Company’s legal counsel determines that the Representatives should depart the meeting during part of the meeting in order to protect Noland Company’s ability to assert attorney-client privilege, the Representatives shall depart the meeting during such period as deemed appropriate by Noland Company’s legal counsel to protect Noland Company’s ability to assert attorney-client privilege; and

(iii) designate up to such number of directors on the board of directors of Noland Company, rounded up to the next whole number, as will give Winvest, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the board of directors of Noland Company equal to at least that number of directors which equals the product of the total number of directors on the board of directors of Noland Company (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of Shares directly or indirectly beneficially owned by Winvest and WinWholesale and the denominator of which shall be the number of Shares then outstanding. Subject to applicable Law, Noland Company shall take all action requested by Winvest which is reasonably necessary to effect any such election, including mailing to its shareholders the information statement (the “Information Statement”) containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Noland Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Winvest shall have provided to Noland Company on a timely basis all information required to be included in the Information Statement with respect to WinWholesale’s designees. WinWholesale and Winvest and their counsel shall be given an opportunity to review and comment upon the Information Statement prior to the filing thereof with the SEC. Winvest shall be solely responsible for any information with respect to WinWholesale, Winvest or Winvest’s nominees, officer, directors and affiliates required by Section 14(f) and Rule 14f-1. In furtherance thereof, Noland Company shall increase the size of the board of directors of Noland Company (subject to the limitations set forth in Noland Company’s Articles of Incorporation or its Bylaws or imposed by applicable Law), or use its commercially reasonable efforts to secure the resignation of directors, or both, as is reasonably necessary to permit Winvest’s designees to be elected to the board of directors of Noland Company. Noland Company agrees to provide WinWholesale and Winvest and their counsel with copies of any written comments Noland Company or its counsel may receive from the SEC or its staff with respect to the Information Statement.

(b) Following the election or appointment of Winvest’s designees to the board of directors of Noland Company, subject to the other terms of the Merger Agreement and until the effective time of the Merger, the board of directors of Noland Company shall have at least two directors who are directors on the date hereof and neither of whom is an officer of Noland Company nor a designee, shareholder, affiliate or associate (within the meaning of the federal securities laws) of WinWholesale or Winvest (one or more of such directors, the “Independent Directors”); provided, however, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, to the extent permitted by the VSCA, any remaining Independent Directors shall be entitled to designate persons to fill such vacancies who shall be deemed Independent Directors for purposes of the Merger Agreement or, if no Independent Director then remains, the other directors shall designate one person to fill one of the vacancies who shall not be a shareholder, affiliate or associate of WinWholesale or Winvest and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement, and WinWholesale or Winvest, as applicable, shall use its commercially reasonable efforts to cause its designees to designate such person. Notwithstanding anything in the Merger Agreement to the contrary, in the event that Winvest’s designees are elected to the board of directors of Noland Company, after the acceptance for payment of Shares pursuant to the Offer and prior to the effective time of the Merger, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate the Merger Agreement on behalf of Noland Company, (b) exercise or waive any of Noland Company’s rights, benefits or remedies under the Merger Agreement, (c) extend the time for performance of WinWholesale’s or Winvest’s obligations under the Merger Agreement, or (d) take any other action by the board of directors of Noland Company under or in connection with the Merger Agreement; provided, however, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire board of directors of Noland Company.
      Indemnification, Insurance. The Merger Agreement provides that the provisions of the Articles of Incorporation and Bylaws of the surviving corporation relating to indemnification of directors and officers shall be no less favorable to the indemnitees than the current provisions of the Noland Company Articles of Incorporation and Bylaws relating to indemnification of directors and officers and shall not be amended, repealed or otherwise modified in any manner adverse to the directors or officers of Noland Company. The Merger Agreement provides that WinWholesale shall guarantee the obligations of the surviving corporation relating to indemnification of directors and officers of Noland Company who were directors or officers and former directors and officers of Noland Company at any time prior to the effective time of the Merger.
      The Merger Agreement provides that WinWholesale shall cause the surviving corporation to, and the surviving corporation shall, maintain in effect for not less than six years from the effective time of the Merger, if available, Noland Company’s existing directors’ and officers’ liability insurance (“D&O Insurance”) covering each person who was prior to or on April 11, 2005, or who may become prior to the effective time of the Merger, a director or officer of Noland Company or a subsidiary (“Indemnified Persons”) (provided that the surviving corporation may substitute therefor policies of third party insurers with comparable financial strength ratings to Noland Company’s current liability insurance providers of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the effective time of the Merger to the extent that such liability insurance can be maintained annually at a cost to WinWholesale not greater than 225% of the current annual premium for the current Noland Company D&O Insurance; provided, however, that if such insurance cannot be so maintained or obtained at such cost, WinWholesale will maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 225% of the current annual premium.
      Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of Noland Company and WinWholesale agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from the United States of America, any other nation or any state or territory or subdivision thereof and any agency or instrumentality of any of the foregoing (“Government Authorities”) and the making of all necessary registrations and filings (including filings with Government Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Government Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.
      Employee Benefit Plans. In the Merger Agreement, WinWholesale agreed that following the effective time of the Merger and through December 31, 2006, it shall (or shall cause the surviving corporation to) provide, for the benefit of those employees who were employed by Noland Company prior to the effective time of the Merger and who remain employed by the surviving corporation after the effective time of the Merger, employee benefit, compensation and severance plans, programs, contracts and arrangements that, in the aggregate, will provide benefits and compensation that are substantially comparable to the benefits and compensation provided to such employees immediately prior to effective time of the Merger.
      Access to Information. The Merger Agreement provides that upon reasonable notice, subject to applicable antitrust Laws and regulations relating to the exchange of information, Noland Company shall afford to the officers, employees, accountants, counsel and other representatives of WinWholesale, reasonable access during normal business hours to all of the properties, books, contracts, commitments and records of Noland Company, and during such period, Noland Company shall furnish promptly to WinWholesale all information concerning its business, properties and personnel as WinWholesale may reasonably request; provided, however, that Noland Company shall not be required to provide to WinWholesale (i) any information that is subject to a confidentiality agreement and that relates to a party other than Noland Company or a subsidiary or (ii) documents or other information subject to attorney-client privilege. The Merger Agreement provides that the Confidentiality Agreement by and between Noland Company and WinWholesale, will apply with respect to information furnished by Noland Company and its representatives under the Merger Agreement.
      Regulatory Filings. The Merger Agreement provides that each of WinWholesale, Winvest and Noland Company shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Offer and the Merger. The Merger Agreement provides that each of WinWholesale, Winvest and Noland Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, all written information submitted to any third party or any Government Authority in connection with the Offer and the Merger. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. The Merger Agreement requires that each party consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Offer and the Merger, and that each party shall keep the other parties apprised of the status of material matters relating to completion of the Offer and the Merger. Noland Company shall not propose to enter into, or enter into, any agreement, arrangement or understanding with any third party or Government Authority with respect to any third party’s or Government Authority’s review of the Offer and the Merger without the prior written consent of WinWholesale, which consent shall not be unreasonably withheld.
      The Merger Agreement requires that each party, upon request of the other parties, furnish the other parties with all information concerning itself, its subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective subsidiaries to any third party or Government Authority.
      In the Merger Agreement, each of WinWholesale and Noland Company and their respective subsidiaries agreed to (i) comply with any request under the HSR Act or any other applicable competition, merger control, antitrust or similar Law for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Government Authority in respect of such filings or the Offer and the Merger, (ii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Government Authority under any applicable competition, merger control, antitrust or similar Laws with respect to any such filing and the Offer and the Merger and (iii) use commercially reasonable efforts to resolve such objections, if any, as may be asserted by such agency or other Government Authority with respect to any such filing or the Offer and the Merger. Nothing in the Merger Agreement shall be deemed to require WinWholesale to agree to, or proffer to, divest or hold separate any assets or any portion of any business of WinWholesale, Noland Company or any of their respective subsidiaries.
      The Merger Agreement provides that in connection with and without limiting the foregoing, Noland Company and WinWholesale shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the Offer and the Merger as promptly as practicable but no later than ten business days after the date of the Merger Agreement. The Merger Agreement provides that the HSR Filing shall be in substantial compliance with the requirements of the HSR Act. In the Merger Agreement, each party agrees to cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder.

Representations and Warranties.
      The Merger Agreement contains various customary representations and warranties made by Noland Company, including representations and warranties regarding the capital stock of Noland Company, title and sufficiency of Noland Company’s assets, the real property held by Noland Company or its subsidiaries, the absence of any change in Noland Company’s business, assets, liabilities, financial condition or results of operation that has had or is reasonably likely to have a Company Material Adverse Effect since December 31, 2004, certain tax matters, environmental laws and regulations and material contracts.
      The Merger Agreement contains various customary representations and warranties made by WinWholesale and Winvest, including representations and warranties regarding the authority of WinWholesale and Winvest to execute, deliver and perform the Merger Agreement, and to the effect that Winvest has sufficient cash and cash equivalents to pay $74.00 per Share.
      Effects of the Offer. Shareholders tendering Shares in the Offer will not have the opportunity to participate in the future earnings, profits and growth of Noland Company and will not have the right to vote on corporate matters relating to Noland Company. If the Offer and the Merger are completed, WinWholesale will own a 100% interest in the net book value, net earnings, cash on hand and other assets as well as liabilities of Noland Company and will benefit from any future increase in the value of Noland Company. Similarly, WinWholesale will bear the risk of any decrease in the value of Noland Company, and shareholders will not face the risk of a decline in the value of Noland Company.

      Market for Shares. The purchase of Shares by Winvest pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.
      Registration. If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from The Nasdaq SmallCap Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.
      Plans for Noland Company after the Offer. WinWholesale’s current intention is to continue Noland Company’s operations in the 13-state region in which it currently operates. Except as otherwise described in this Offer to Purchase, WinWholesale and Winvest have no current plans or proposals (a) to effect an extraordinary corporate transaction involving Noland Company, such as a merger, reorganization, liquidation or dissolution involving Noland Company, (b) for a sale or transfer of a material amount of assets of Noland Company, (c) for any person to acquire additional securities of Noland Company, or to dispose of securities of Noland Company, (d) to change the location of Noland Company’s principal place of business or its principal executive office or of a material portion of its business activities, (e) to change materially Noland Company’s charitable or community contributions or related policies, programs, or practices, (f) to change materially Noland Company’s relationship with suppliers or customers or the communities in which it operates, (g) to change Noland Company’s capitalization, or (h) to make any other material change in Noland Company’s business, corporate structure, management or personnel. However, upon consummation of the Offer and the Merger, WinWholesale and Winvest will reassess the situation, and may determine to take any of the above actions depending on the circumstances at that time.

13.	Conditions to the Offer
      Notwithstanding any other provision of the Offer or the Merger Agreement, Winvest will not be required to accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer and may postpone the acceptance for payment or, subject to the restrictions referred to above, the payment for, any tendered Shares, if any Tender Offer Conditions have not been satisfied. “Tender Offer Conditions” shall mean: (i) the expiration or termination, prior to the expiration of the Offer, of any applicable waiting period under the HSR Act (the “HSR Condition”), (ii) there shall have been validly tendered (and not withdrawn) pursuant to the Offer, a number of Shares which, when added to the Shares, if any, previously acquired by Winvest, constitute more than two-thirds of the issued and outstanding Shares calculated on a fully diluted basis at the time the Shares are accepted for payment pursuant to the Offer (the “Minimum Condition”), and (iii) there shall not have occurred any of the events listed below prior to the expiration of the Offer:

(a) there shall be threatened, instituted or pending any action or proceeding by any Government Authority, or by any other Person, domestic or foreign, before any court of competent jurisdiction or Government Authority, which could reasonably be expected to: (i) make, illegal, impede or otherwise directly or indirectly restrain or prohibit the Offer or the Merger or seeking to obtain material damages in connection therewith, (ii) prohibit or materially limit the ownership or operation by WinWholesale or Winvest of all or any material portion of the business or assets of Noland Company and its subsidiaries taken as a whole or compel WinWholesale or Winvest or their affiliates to dispose of or hold separately all or any material portion of the business or assets of WinWholesale, Winvest or Noland Company and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of WinWholesale or Winvest or their affiliates to conduct their business or own such assets, (iii) impose limitations on the ability of WinWholesale or Winvest effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by WinWholesale or Winvest on all matters properly presented to Noland Company’s shareholders, (iv) require divestiture by WinWholesale or Winvest of any Shares or (v) (whether directly or indirectly relating to the Offer or the Merger) that would result in a Company Material Adverse Effect or a material adverse effect on the business, financial condition, or results of operations of WinWholesale or Winvest;

(b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, enacted, enforced, promulgated, amended or issued and applicable to (i) WinWholesale, Winvest, Noland Company or any of Noland Company’s subsidiaries or (ii) the Offer or the Merger, by any legislative body or other Government Authority other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) there shall have occurred any (i) Change, (ii) Breach, (iii) Violation or (iv) change in any of the representations or warranties made by Noland Company in the Merger Agreement so that such representation or warranty shall be untrue or incorrect in any respect (without giving effect to materiality, a Company Material Adverse Effect or similar qualifications contained therein) that when taken together with all such other Changes, Breaches, Violations or changes in representations and warranties would have a Company Material Adverse Effect, in each case as of the date of the Merger Agreement or the date of consummation of the Offer, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

(d) Noland Company shall have failed to perform in any material respects any obligation or to comply in any material respect with any agreement or covenant of Noland Company to be performed or complied with by it under the Merger Agreement on or prior to the date of consummation of the Offer; or

(e) there shall have occurred, and be continuing, (i) any general suspension of, or limitation on prices for, trading in securities on The Nasdaq SmallCap Market or through the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) in the case of any of the foregoing clauses (i) and (ii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

      The Tender Offer Conditions (other than the Minimum Condition and the HSR Condition) are for the sole benefit of WinWholesale and Winvest and may be asserted by WinWholesale or Winvest or may be waived by WinWholesale or Winvest, in whole or part, at any time and from time to time, in the sole discretion of WinWholesale or Winvest (subject to the terms of the Merger Agreement). The failure by WinWholesale or Winvest at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time. All of the conditions to the Offer, other than necessary governmental approvals, must be satisfied or waived prior to the expiration of the Offer. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement.

14.	Legal Matters and Regulatory Approvals
      General. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by Noland Company with the SEC and other publicly available information regarding Noland Company and discussions of representatives of WinWholesale with Noland Company, neither WinWholesale nor Winvest is aware of any licenses or regulatory permits that would be material to the business of Noland Company and its subsidiaries, taken as a whole, and that might be adversely affected by Winvest’s acquisition of Shares (and the indirect acquisition of the stock of Noland Company’s subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Noland Company’s subsidiaries) by Winvest pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is currently intended that such approval or action be sought or taken. There can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Noland Company’s business, or that certain parts of Noland Company’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Winvest’s obligation to purchase and pay for Shares is subject to certain conditions that may be applicable under such circumstances. See Section 13, “Conditions to the Offer.”
      State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated in such states and/or that have substantial assets, shareholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (ones representing ownership in excess of certain voting power thresholds, e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.
      Noland Company is incorporated under the laws of the Commonwealth of Virginia and, as such, is governed by the VSCA.
      Control Share Acquisition Statute. Article 14.1 of the VSCA (the “Control Share Acquisition Statute”) provides that shares of a publicly held Virginia corporation that are acquired in a “control share acquisition,” other than an “excepted acquisition,” generally will have no voting rights unless such rights are conferred on those shares by the vote of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the beneficial ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% to 33 1/3%; (ii) 33 1/3% to 50%; or (iii) more than 50%, of such votes.
      Section 13.1-728.2 of the VSCA, however, allows a corporation to “opt-out” of the Control Share Acquisition Statute by providing in such corporation’s articles of incorporation or bylaws that Article 14.1 of the VSCA does not apply to acquisitions of shares of such corporation. Article I, Section 8 of the Bylaws of Noland Company contains such a provision, thus rendering the Control Share Acquisition Statute inapplicable to the Offer and the Merger.
      Virginia Affiliated Transactions Statute. Noland Company is subject to Article 14 (the “Affiliated Transactions Statute”) of the VSCA. The Affiliated Transactions Statute generally prohibits a publicly held Virginia corporation from engaging in an “affiliated transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) a majority of disinterested directors approved in advance the transaction in which the interested shareholder became an interested shareholder or (ii) the affiliated transaction is approved by the affirmative vote of a majority of the disinterested directors and the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after the date of the transaction in which the person became an interested shareholder, if the transaction is approved by a majority of the disinterested directors or by two-thirds of the disinterested shareholders or if it complies with certain statutory fair price provisions.
      Subject to certain exceptions, under the VSCA an “interested shareholder” is a person who, together with affiliates and associates, beneficially owns 10% or more of the corporation’s outstanding voting securities. “Affiliated transaction” includes: (i) any merger or share exchange with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value greater than 5% of the corporation’s consolidated net worth; (iii) the issuance to any interested shareholder of voting shares with a fair market value greater than 5% of the fair market value of all outstanding voting shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by 5% or more the percentage of the corporation’s outstanding voting shares held by any interested shareholder; and (v) any plan or proposal for dissolution of the corporation proposed by or on behalf of any interested shareholder.
      As a part of the Noland Company board of director’s approval of the Merger Agreement and the transactions contemplated thereby, the board of directors also took action to make the provisions of the Affiliated Transactions Statute not applicable to the acquisition of Shares pursuant to the Offer and the Merger.
      Winvest does not believe that any other state takeover laws purport to apply to the Offer or the Merger. Winvest reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the

Merger, Winvest might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Winvest might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Winvest may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.
      Antitrust. Under the HSR Act and the rules promulgated thereunder applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a fifteen calendar day waiting period commenced by the filing by WinWholesale of a Notification and Report Form with respect to the Offer, unless WinWholesale receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the “Antitrust Division”) or the Federal Trade Commission (the “FTC”) or unless early termination of the waiting period is granted. WinWholesale expects to file a Notification and Report Form on or before April 21, 2005. If the filing is made as of April 21, 2005, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on Thursday, May 5, 2005, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, WinWholesale will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the fifteen calendar day HSR Act waiting period will be terminated early. If, within the initial fifteen calendar day waiting period, either the Antitrust Division or the FTC requests additional information or material from WinWholesale concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by WinWholesale with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of WinWholesale. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to Winvest’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer.
      The Merger will not require an additional filing under the HSR Act if Winvest owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.
      The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Winvest’s proposed acquisition of Noland Company. At any time before or after Winvest’s acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Winvest or the divestiture of substantial assets of Noland Company or its subsidiaries or WinWholesale or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

15.	Fees and Expenses
      Except as described in this Section 15, “Fees and Expenses,” neither Winvest nor WinWholesale (i) will pay any fees to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer or (ii) has directly or indirectly employed, retained or agreed to compensate any person to make solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Winvest for customary mailing and handling expenses incurred by them in forwarding material to their customers.
      William Blair & Company, L.L.C. is acting as Dealer Manager in connection with the Offer and as financial advisor to WinWholesale in connection with the Offer and the Merger, for which services the Dealer Manager will receive reasonable and customary compensation. WinWholesale has agreed to reimburse the Dealer Manager for expenses, including certain reasonable fees and expenses of legal counsel and any other advisors retained by the Dealer Manager, incurred in connection with its engagement, and to indemnify the Dealer Manager against liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, the Dealer Manager and its affiliates may actively trade the securities of Noland Company for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      Morrow & Co., Inc. has been retained by Winvest as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Reasonable and customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Winvest has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.
      In addition, JPMorgan Trust Company, N.A. has been retained by Winvest as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.
      Neither WinWholesale nor Winvest will reimburse any costs that Noland Company may incur in connection with this Offer.

16.	Miscellaneous
      The Offer is not being made to (nor will tenders for Shares be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Winvest may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.
      Neither WinWholesale nor Winvest is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Winvest becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Winvest will make a good faith effort to comply with any such law. If, after such good faith effort, Winvest cannot comply with any such law, the Offer will not be made to (nor will tenders for Shares be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Winvest by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
      WinWholesale and Winvest have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 5, “Certain Information Concerning Noland Company.”
      No person has been authorized to give any information or make any representation on behalf of WinWholesale or Winvest not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
      WinWholesale and Winvest have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3(a)(1) thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Noland Company has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation of Noland Company’s board of directors with respect to the Offer and the Merger and the reasons for such recommendation of Noland Company’s board of directors and furnishing certain additional related information. Copies of such documents and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the same places and in the same manner as set forth with respect to

Noland Company in Section 5, “Certain Information Concerning Noland Company,” (except that they may not be available at the regional offices of the SEC).

WINVEST INC.
April 19, 2005

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF
WINVEST INC. AND PRIMUS INC. (dba WINWHOLESALE INC.)
      The following persons are the executive officers and directors of Primus Inc. (dba WinWholesale Inc.) (“WinWholesale”) and Winvest Inc. as of the date of this Offer to Purchase. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of U.S. Federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of WinWholesale and Winvest Inc.
      Each person identified below is a United States citizen. Unless otherwise noted, each person and each affiliate of WinWholesale identified below has his, her or its principal business address at 3110 Kettering Boulevard, Dayton, Ohio 45439.
WINWHOLESALE

Present Principal Occupation or Employment
and Material Positions Held
Name	Office	During the Past Five Years

Bruce E. Anderson	Secretary	Mr. Anderson has served as Secretary of WinWholesale since 2000 and Secretary of Dapsco Inc., an affiliate of WinWholesale, since 1992.

Karl K. Balbach	Director	Mr. Balbach has been a Director of WinWholesale since 1987. Mr. Balbach is President and Principal of ProMatch Inc.

Jack W. Johnston	Director and Treasurer	Mr. Johnston has been Treasurer of WinWholesale since 1983 and a Director since 1999. He also has been a Director of Dapsco Inc., an affiliate of WinWholesale, since 1980 and President since 1998. From 1979 to 1998, Mr. Johnston was Treasurer and Chief Financial Officer of Dapsco Inc., an affiliate of WinWholesale.

Thomas W. Kemp	Director	Mr. Kemp has been a Director of WinWholesale since 1971. From 1990 to 1996, Mr. Kemp was Chief Financial Officer of Krug International, Inc., a publicly-traded corporation.

Jack D. Osenbaugh	Director and Vice President	Mr. Osenbaugh has been a Director of WinWholesale since 1994. Since 1994, Mr. Osenbaugh has also been President of WinWholesale Inc., an affiliate of WinWholesale. Mr. Osenbaugh is also a Vice President of WinWholesale.

Gerald I. Padilla	Director	Mr. Padilla has been a Director of WinWholesale since 1977. Prior to his retirement in 1994, Mr. Padillo was the President of WinWholesale Inc., an affiliate of WinWholesale.

Joseph A. Schenk	Director	Mr. Schenk is an Associate Professor of Management at the University of Dayton and a management consultant in private practice. Mr. Schenk has been a Director of WinWholesale since 2002.

Richard W. Schwartz	Director and President	Mr. Schwartz has been a Director of WinWholesale since 1982 and has been its President since 1998.
WINVEST INC.

Present Principal Occupation or Employment
and Material Positions Held
Name	Office	During the Past Five Years

Richard W. Schwartz	President and Sole Director	Mr. Schwartz has been the Sole Director and President of Winvest Inc. since its incorporation on March 31, 2005. Mr. Schwartz has been a Director of WinWholesale since 1982 and has been its President since 1998.

Jack W. Johnston	Treasurer	Mr. Johnston has been the Treasurer of Winvest Inc. since its incorporation on March 31, 2005. Mr. Johnston has been Treasurer of WinWholesale since 1983 and a Director of WinWholesale since 1999. He is also a Director of Dapsco Inc., an affiliate of WinWholesale.

Beverly F. Shillito	Secretary	Ms. Shillito has been the Secretary of Winvest Inc. since its incorporation on March 31, 2005. Ms. Shillito is currently and has been since 1986 an attorney and shareholder of Sebaly Shillito + Dyer, A Legal Professional Association, 1900 Kettering Tower, Dayton, Ohio 45423, the law firm for WinWholesale and Winvest in connection with the Offer and the Merger.

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      Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder of Noland Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
JPMorgan Trust Company, N.A.

By Mail:	By Overnight Delivery:	By Hand/Courier (9:00 a.m. - 5:00 p.m.):
JPMorgan Trust Company, N.A.	JPMorgan Trust Company, N.A.	JPMorgan Trust Company, N.A.
Institutional Trust Services	Institutional Trust Services	Institutional Trust Services
P.O. Box 2320	2001 Bryan Street 9th Floor	2001 Bryan Street 9th Floor
Dallas, Texas, 75221-2320	Dallas, Texas, 75201	Dallas, Texas, 75201
Attn: PAYMENTS	Attn: PAYMENTS	Attn: PAYMENTS
By facsimile transmission (for Eligible Institutions only)
(214) 468-6494
For telephone assistance, please call
(800) 275-2048
      Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at Winvest’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Morrow & Co., Inc.
You may obtain information regarding the Tender Offer
from the Information Agent as follows:
445 Park Avenue, 5th Floor
New York, New York 10022
(212) 754-8000
Banks and Brokerage Firms, Please Call: (800) 654-2468
Shareholders Call Toll Free: (800) 607-0088
E-mail: Noland.info@morrowco.com
The Dealer Manager for the Offer is:
William Blair & Company, L.L.C.
222 West Adams Street
Chicago, Illinois 60606
Attn: John F. Bahr
Call Toll-Free: 800-621-0687